Filed Pursuant to Rule 424(b)(7)
Registration No. 333-143307

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2007

Prospectus Supplement
(To Prospectus dated June 5, 2007)

4,649,721 Shares

RAM Holdings Ltd.
Common Shares

The selling shareholders are offering 4,649,721 of our common shares in this offering. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

Our common shares are quoted on the Nasdaq Global Market under the symbol “RAMR.” The last reported sale price of our common shares on June 5, 2007 was $16.13 per share.

Investing in our common shares involves a high degree of risk. See “Risks Relating to Our Company” beginning on page S-4 of this prospectus supplement and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per share	Total

Offering price	$	$

Discounts and commissions to underwriters	$	$

Offering proceeds to the selling shareholders	$	$

None of the Securities and Exchange Commission, any U.S. state securities commission, the Ministry of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain of the selling shareholders have granted the underwriters the right to purchase up to 697,458 additional common shares to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. The underwriters expect to deliver the common shares to investors on or about  , 2007.

Sole Book-Running Manager

Banc of America Securities LLC

Keefe, Bruyette & Woods

Fox-Pitt, Kelton	Piper Jaffray

Prospectus Supplement dated  , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling shareholders have not, and the underwriters have not, authorized anyone to provide you with different information. We and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, which we refer to as the BMA, must approve all issuances and transfers of shares of a Bermuda exempted company. The BMA has granted its permission for the issue and subsequent transfer of the common shares being offered pursuant to this prospectus supplement and the accompanying prospectus, as long as the common shares are listed on The Nasdaq Global Market, to and among persons who are resident and non-resident of Bermuda for exchange control purposes. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated June 5, 2007, that is also a part of this document. This prospectus supplement and the accompanying prospectus relate to a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common shares. Both this prospectus supplement and the accompanying prospectus include important information about us, our common shares and other information you should know before investing in our common shares. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement and the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. See “Where You Can Find More Information” in the accompanying prospectus.

In this prospectus supplement, references to “our Company,” “we,” “us” or “ours” refer to RAM Holdings Ltd. and/or RAM Reinsurance Ltd., its wholly-owned Bermuda subsidiary. References to “RAM Re” refer solely to RAM Reinsurance Ltd. and references to “RAM Holdings” refer solely to RAM Holdings Ltd. References in this prospectus supplement to “dollars” or “$” are to the lawful currency of the United States, unless the context otherwise requires.

The number of shares being offered and sold by selling shareholders in this offering is based on assumed aggregate gross offering proceeds of $75 million and an assumed offering price of $16.13, the last reported sale price of our common shares on June 5, 2007.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. Although this summary contains important information about our Company and this offering, you should read it together with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as our financial statements, the notes to those statements and the other information appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

RAM Holdings Ltd.

Our Company

RAM Holdings was founded in 1998 as a Bermuda-based provider of financial guaranty reinsurance. We conduct substantially all of our operations through our wholly-owned subsidiary, RAM Re. We provide financial guaranty reinsurance for public finance and structured finance obligations, covering risks in both the United States and international markets. We are currently the only financial guaranty reinsurer that is both rated “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which we refer to as Standard & Poor’s, and focused solely on providing reinsurance to third parties.

We believe our business is characterized by a relatively low level of loss experience in relation to earned premiums that is within the range of that of the largest primary financial guaranty insurers and by stable and reasonably predictable earned premiums, which are the portion of written premiums that apply to the expired portion of the policy term. Our business has loss experience that is within the range of primary financial guaranty insurers because we reinsure a portion of their financial guaranty insurance obligations, which are underwritten to a remote loss standard, meaning that risks are insured only if the insurer expects that no loss will occur during the term of the policy. We have relatively predictable earned premiums because we reinsure policies that are in-force for extended periods of time, in some cases 30 years or more, and we recognize premium revenues over the term of these policies. Our business is characterized by an accumulation of an unearned premium reserve, meaning the portion of written premiums that is allocable to the unexpired portion of the policy term, and, at March 31, 2007, we had $202.5 million of unearned premiums that will be recognized over future years.

Our corporate objective is to build shareholder value by increasing shareholders’ equity through stable and profitable earnings growth. Our business model is predicated on specialization, in that our financial resources are dedicated exclusively to the financial guaranty reinsurance business. We do not use our capital to compete with our customers in the primary financial guaranty insurance market. Key factors supporting our business model include our participation as reinsurer in the well-established municipal bond and asset securitization markets, a focus on underwriting reinsurance that is believed to have a remote risk of loss, and obtaining a significant percentage of revenues from investments in investment grade, fixed income securities. The success of our business model is substantially dependent upon maintenance of strong financial strength ratings, which maximizes the value of our reinsurance products by providing our customers with a significant amount of capital credit from rating agencies. We believe that our customer-focused strategy, as well as the limited number of highly-rated competitors, will allow us to continue to grow our business.

We have improved our operating results over time as indicated in part by business growth. Our gross written premiums, meaning total premiums from reinsurance assumed during a given period, has increased from $26.5 million for the year ended December 31, 2001 to $77.6 million for the year ended December 31, 2006 and $22.2 million for the three months ended March 31, 2007. Our unearned premium reserve has increased from $59.2 million at year-end 2001 to $194.3 million at year-end 2006 and $202.5 million at the end of the first quarter 2007.

As of the date of this prospectus, RAM Re had a financial strength rating of “AAA” by Standard & Poor’s with a negative outlook and “Aa3” by Moody’s Investors Service, Inc., which we refer to as Moody’s. Financial strength ratings are an important factor in establishing our competitive position in the financial guaranty reinsurance markets. The objective of these ratings is to provide an independent opinion of our financial strength and our ability to meet ongoing obligations to ceding companies. In addition, the credit received by the ceding companies from the rating agencies for ceding insured obligations is primarily based upon the ratings of their reinsurers. For further discussion, see “Business—Rating Agencies.”

Our Products and Industry

Financial guaranty insurance provides an unconditional and irrevocable guarantee which protects the holder of a financial obligation against non-payment of principal and interest when due. Unlike other forms of insurance, financial guaranty insurance is underwritten to a remote-loss standard, meaning that risks are insured only if an insurer expects that no loss will occur during the term of the policy.

Both issuers and investors may benefit from financial guaranty insurance. Issuers benefit when the insurance has the effect of lowering an issuer’s cost of borrowing because the insurance premium is less than the value of the spread between the yield on the insured obligation (carrying the credit rating of the insurer) and the yield on the uninsured obligation. Financial guaranty insurance also increases the marketability of obligations issued by infrequent or unknown issuers or obligations with complex structures. Investors benefit from increased liquidity in the secondary market, reduced exposure to price volatility caused by changes in the credit quality of the underlying insured issue, and added protection against a potential loss in the event that the obligor defaults on its obligation.

Financial guaranty insurance is generally provided for public finance obligations and structured finance obligations. Public finance obligations consist primarily of debt obligations issued by or on behalf of states or other governmental entities or their political subdivisions (counties, cities, towns and villages, utility districts, public housing and transportation authorities), other public and quasi- public entities (including public universities and not-for-profit hospitals, and non-U.S. sovereigns and their political subdivisions), private universities, hospitals and investor-owned utilities, or IOUs.

Structured finance obligations are generally securities backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities, short-term bank deposits or other assets having a specified cash flow or market value, which are generally held by a special purpose issuing entity.

Financial guaranty reinsurance represents our obligation, in consideration of premiums paid to us, to indemnify an insurance company, the “primary insurer,” against the portion of any loss which the primary insurer may sustain under that part of a financial guaranty policy which it has ceded to us.

Our Customers

Our principal customers are the seven primary monoline financial guaranty insurers, which we refer to as the primaries. The four largest primaries are MBIA Insurance Corporation, or MBIA, Financial Security Assurance Inc., or FSA, Financial Guaranty Insurance Company, or FGIC, and Ambac Assurance Corporation, or Ambac, together representing a majority of the financial guaranty industry’s capitalization and insurance in force. Other primaries include CIFG IXIS Financial Guaranty North America, Inc., or CIFG, XL Capital Assurance Inc., or XLCA, and Assured Guaranty Corp., or Assured Guaranty. As of March 31, 2007, we had quota share reinsurance treaties in place under which we assumed business from four of the seven primaries and since that date we have entered into a new treaty so that we currently have five treaties in place, including treaties with each of the four largest monoline financial guaranty insurers. Under our quota share reinsurance treaties, our customers are required to cede, and we are required to assume, a stated portion, or quota share, of specific obligations underwritten by our customers over a period of time, typically one year. For the year ended December 31, 2006, FSA, MBIA, Ambac and FGIC accounted for 30%, 22%, 25% and 12% of gross premiums written, respectively.

Current Industry Conditions

Several trends in the financial guaranty reinsurance business have emerged that we believe have provided us with growth opportunities. Two large multi-line insurance companies that began participating in the financial guaranty reinsurance market in the 1990s and achieved significant market shares of ceded reinsurance have exited the market in order to refocus on their traditional lines of business. The exit of multi-line insurance companies was driven by favorable operating developments in their core property-casualty insurance markets and by rating agency downgrades which preclude multi-line companies from serving as an economic source of financial guaranty reinsurance. The rating agency criteria for financial guaranty reinsurance companies have also become more stringent, making it more difficult for new competitors to enter the market.

Primarily as a result of two multi-line reinsurers exiting the financial guaranty reinsurance market without the replacement of additional financial guaranty reinsurance underwriting capacity, the par (or nominal) value of insurance ceded by the “AAA”-rated primaries (MBIA, FSA, FGIC, Ambac, CIFG and XLCA) declined from approximately $70.8 billion for the year ended December 31, 2002 to approximately $46.0 billion in 2003. In 2004 and 2005, activity began to recover and par value ceded by the “AAA”-rated primaries increased to $49.5 billion in 2004 and was approximately $56.4 billion in 2005. We estimate that the par value ceded by the “AAA”-rated primaries was approximately $49.4 billion for the year ended December 31, 2006.

Our Competitive Strengths

We believe certain characteristics distinguish us from our competitors and provide opportunities for growth, including:

•

Strong Financial Strength Ratings. Our operating subsidiary, RAM Re, has financial strength ratings of “AAA” from Standard & Poor’s with a negative outlook and “Aa3” from Moody’s. These ratings provide important capital benefits to primary insurers relative to non- “AAA”-rated reinsurance sources.

•	Unique Business Model. We are currently the only independent “AAA”-rated financial guaranty reinsurer focused solely on providing financial guaranty reinsurance to third parties.

•

Capacity for Operating Efficiencies. Our operating expense ratio is 27.4% for the year ended December 31, 2006. In the future, we believe we can enhance our operating margins by continuing to increase our revenue base without significantly increasing our infrastructure and staffing.

•

Focused Treaty-based Business Mix. For the year ended December 31, 2006, approximately 77% of our gross written premiums were sourced from treaty business that was primarily derived from long standing reinsurance relationships with three ceding companies. Our emphasis on treaties represents a stable source of business that can be conducted efficiently.

•

Experienced Management Team. Our management team has substantial and broad experience in the financial guaranty industry with most having previously worked for the primary insurers in the financial guaranty industry.

•

Bermuda Domicile. As a Bermuda company, we are not subject to corporate income tax. We believe that our Bermuda domicile provides advantages over our non-Bermuda domiciled competitors who are subject to corporate income tax.

Our Business Strategy

Our corporate objective is to build shareholder value by increasing shareholders’ equity through stable and profitable earnings growth. We intend to achieve this objective with the following strategies:

•

Maintaining our Financial Strength Ratings. We intend to underwrite business and invest our portfolio in a manner consistent with maintaining our current ratings in order to maximize the benefits of our reinsurance products for our customers.

•

Achieving Attractive Risk-Adjusted Returns on Capital. We strive to maintain an efficient capital base and to use a disciplined approach to selecting our customers, reviewing policies to be ceded to us and managing risk to achieve high, risk-adjusted returns on capital and to promote optimal diversification.

•

Enhancing Operating Margins. We intend to continue to grow our treaty-based revenue without significantly increasing our infrastructure and staffing, which we believe will reduce our expense ratio, which is calculated by dividing acquisition expenses and general and administrative expenses by net earned premiums, over time.

•

Expanding Market Share. We plan to continue to increase our share of existing treaties, establish new treaties and selectively increase our facultative underwriting for the “AAA”-rated primary insurers in order to selectively expand our market share.

•

Managing Risk of our Investment Portfolio. We plan to continue to manage invested assets with the goal of preserving principal while providing a stable stream of investment income and controlling market risk.

Risks Relating to Our Company

As part of your evaluation of our Company, you should take into account the risks relating to our Company, which include:

•

Possibility of Negative Ratings Action. If Standard & Poor’s or Moody’s downgrades RAM Re’s financial strength ratings, it could have a material adverse effect on our ability to compete and would significantly decrease the value of the reinsurance we provide.

•

Dependence on a Small Number of Customers. Because we derive substantially all of our revenues from premiums ceded by five primary financial guaranty insurers, any significant reduction in premiums ceded by one or more of these primary insurers could have a material adverse effect on our financial condition and results of operations.

•

Risks Associated with Reinsurance Underwriting. We do not separately evaluate the individual policies assumed under the treaties we maintain with our customers. We are subject to the possibility that the primary insurers may not have evaluated adequately the risks or may have selected the risks they choose to reinsure with us in a manner adverse to our interests such that the premiums we receive may not sufficiently compensate us for the risks we assume.

•	Loss of Key Employees. If we were to lose the services of members of our management team, our business could be adversely affected.

•

Business Subject to General Economic and Capital Markets Factors. Our business, and the risks associated with our business, depend in large measure on general economic conditions and capital markets activities that affect market demand for financial guaranty insurance and income earned on our investment portfolio, including the potential negative impact of recessions and business failures as well as any narrowing of the credit spread between insured and uninsured obligations.

•

Adequacy of Loss Reserves. We establish estimated liabilities, or loss reserves, to reflect the estimated cost of losses incurred by our customers that we will ultimately be required to pay in respect of reinsurance we have written. If our loss reserves at any time are determined to be inadequate, we would be required to increase loss reserves at the time of such determination. This could cause a material increase in our liabilities and a reduction in our profitability, or possibly an operating loss and reduction of capital.

•	Taxation. We manage our business so that we should not be subject to U.S. federal income tax. However, we cannot be certain that the U.S. Internal Revenue Service, which we refer to as the IRS, will not contend successfully that we are engaged in a trade or business in the United States and thus subject to U.S. federal income taxation.

•

Changes to accounting rules relating to loss reserve and premium revenue recognition practices in the financial guaranty insurance and reinsurance industry could have a material adverse effect on the industry. On April 18, 2007, the Financial Accounting Standards Board, or FASB, issued the Exposure Draft “Accounting for Financial Guarantee Insurance Contracts—An interpretation of FASB Statement No. 60,” which we refer to as the Exposure Draft. If adopted, the Exposure Draft would clarify how FASB Statement, or FAS, No. 60, “Accounting and Reporting by Insurance Enterprises,” applies to financial guarantee insurance contracts. The Exposure Draft, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. In addition, the Exposure Draft would require that the measurement of the initial deferred premium revenue (liability) be the present value of the contractual premium due pursuant to the terms of the financial guarantee insurance contract, thereby changing current industry accounting practice with respect to insurance contracts priced on an installment basis by requiring that the present value of all contractual premiums due under such contracts, currently or in the future, be recorded on the company’s balance sheet as premiums receivable. Under current industry practice such premiums are not reflected on the balance sheet. We expect that the initial effect of applying the revenue recognition provisions of the Exposure Draft as currently proposed could be material to our financial statements. The FASB has indicated that the final FASB Statement is expected to be issued in the third quarter of 2007 and become effective for financial statements issued for fiscal years beginning after December 15, 2007. We are continuing to evaluate the effect of the Exposure Draft on our financial statements.

•

Future sales of common shares may affect the market price of our common shares. Sales of substantial amounts of our common shares in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common shares and may make it more difficult for shareholders to sell common shares at a time and price which they deem appropriate. We cannot predict what effect, if any, future sales of our common shares, or the availability of common shares for future sale, will have on the market price of our common shares. We, certain of our principal shareholders, all of our executive officers and all members of our board of directors will enter into certain lock-up agreements in connection with this offering (see “Underwriting—Lock-up Agreements.”)

For more information about these and other risks relating to our business and this offering, please see “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider these risks, together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in our common shares.

Principal Executive Offices

Our principal executive offices are located at RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda and our telephone number at that location is (441) 296-6501. Our website is located at www.ramre.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common shares offered	4,649,721 shares by the selling shareholders. The shares are being sold by the selling shareholders listed in “Selling Shareholders.” We are not offering any common shares.
Option to purchase additional common shares	697,458
Common shares to be outstanding after this offering	27,238,397 shares
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders.
Dividend policy	We have never declared or paid, and do not currently intend to pay, any cash dividends on our common shares.
Voting limitation

Our bye-laws contain a provision limiting the voting rights of any shareholder, if the shares held by such shareholder are treated as “controlled shares” (as defined in “Description of Share Capital—Voting Rights” in the accompanying prospectus) of any “U.S. Person” (as defined in “Material Tax Considerations—Taxation of Shareholders—United States Taxation” in the accompanying prospectus) other than The PMI Group, Inc., or PMI, and such controlled shares constitute more than 9.9% of the votes conferred by our issued shares. In addition, at any time that the controlled shares of PMI constitute (i) more than 9.9% of the voting power conferred by our issued shares and (ii) 24.5% or more of either the voting power or value of our issued shares, the voting rights with respect to the controlled shares owned by PMI will be limited to a voting power of 9.9%.

In the event the above voting limitations must be applied as described above, the voting limitation shall apply to PMI only after the limitation has been applied to all other shareholders whose votes are subject to reduction and the voting power held by PMI shall not be reduced to below 9.9% by operation of these provisions. It is possible that as a result of the operation of these provisions, certain other investors may have their voting powers significantly limited. See “Description of Share Capital—Voting Rights” in the accompanying prospectus.

Transfer restrictions

Our shares are subject to transfer, issuance and repurchase restrictions to avoid a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. See “Description of Share Capital—Restrictions on Transfer of Common Shares” in the accompanying prospectus.

Nasdaq symbol	RAMR
Risk factors

See “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be considered carefully before deciding whether to invest in our common shares. See “Where You can Find More Information” in the accompanying prospectus.

The number of common shares that will be outstanding after this offering is based on the number of shares outstanding at May 31, 2007, and excludes:

•	1,428,061 shares issuable upon the exercise of options outstanding at May 31, 2007, at a weighted average exercise price of $12.88 per share,

•	61,333 shares issuable upon the vesting of restricted share units outstanding at May 31, 2007; and

•	1,697,164 shares reserved for future issuance under our 2006 Equity Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to 697,458 common shares from the selling shareholders to cover over-allotments.

Summary Financial Information

The following tables present our historical financial and operating data as of the dates and for the periods indicated. We derived the summary financial information as of and for each of the five years in the period ended December 31, 2006, from our audited financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We derived the summary consolidated interim financial information from our interim unaudited consolidated financial statements as of and for the three months ended March 31, 2007 and from our interim unaudited combined financial statements as of and for the three months ended March 31, 2006, all of which have been prepared in accordance with U.S. GAAP. In the opinion of management, the interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. Our interim results of operations are not necessarily indicative of the results to be expected for the full year. You should read this summary in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus supplement and the financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	Consolidated 2007	Combined 2006	Consolidated 2006	Combined 2005	Combined 2004	Combined 2003	Combined 2002

	(dollars in thousands, except for per share amounts)
Statement of Operations Data:
Gross written premiums	$22,158	$14,576	$77,632	$68,147	$66,057	$67,880	$36,205
Net written premiums	22,158	14,576	75,486	68,147	66,057	67,880	36,205
Net earned premiums	13,954	10,706	48,835	42,609	34,721	25,543	17,561
Net investment income	7,645	5,395	24,236	18,201	16,824	13,373	11,546
Net realized gains (losses) on sale of investments	—	(220)	(1,002)	(1,583)	536	1,097	2,927
Net unrealized gains (losses) on credit derivatives	(30)	(3)	(14)	(2,526)	2,757	456	(613)

Total revenues	$21,569	$15,878	$72,055	$56,701	$54,838	$40,469	$31,422

Loss and loss adjustment expenses	(1,014)	1,099	(2,781)	7,204	3,579	3,994	6,447
Acquisition expenses	4,857	3,945	17,654	15,628	13,387	10,223	7,363
Operating expenses	2,720	3,539	13,379	11,531	11,032	5,042	3,360
Interest expense	682	682	2,750	2,750	2,106	—	—

Total expenses	$7,245	$9,265	$31,002	$37,113	$30,104	$19,259	$17,170

Net income	$14,324	$6,613	$41,053	$19,588	$24,734	$21,210	$14,252

Earnings per share
Basic	$0.53	$0.26	$1.53	$0.76	$0.95	$0.90	$0.84
Diluted	$0.52	$0.25	$1.53	$0.75	$0.95	$0.90	$0.84
Balance Sheet Data:
Investments and cash	$637,963	$471,908	$620,578	$475,978	$440,992	$356,933	$226,161
Deferred acquisition costs	76,203	67,191	73,838	66,220	58,653	53,017	38,712
Total Assets	732,722	556,980	711,903	553,572	510,798	426,260	277,028
Loss and loss adjustment expense reserve	13,921	18,983	14,506	16,595	15,493	13,821	10,401
Unearned premiums	202,498	169,450	194,322	165,580	140,043	120,182	77,845
Long term debt	40,000	40,000	40,000	40,000	40,000	—	—
Redeemable preference shares	75,000	—	75,000	—	—	—	—
Total liabilities	337,422	235,608	332,636	230,916	199,293	137,005	91,537
Accumulated other comprehensive (loss income)	(3,922)	(12,338)	(5,497)	(4,540)	2,787	4,659	11,002
Shareholders’ equity	395,300	321,373	379,267	322,656	311,505	289,255	185,491
Book value per share	$14.51	$12.42	$13.93	$12.47	$12.02	$11.16	$11.06

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Financial Ratios (Based on U.S. GAAP Income Statement Data):
Loss and loss adjustment expense ratio(1)	(7.3)%	10.3%	(5.7)%	16.9%	10.3%	15.6%	36.7%
Acquisition expense ratio(2)	34.8%	36.9%	36.2%	36.7%	38.6%	40.0%	41.9%
Operating expense ratio(3)	19.5%	33.1%	27.4%	27.1%	31.8%	19.7%	19.1%
Combined ratio(4)	47.0%	80.2%	57.9%	80.6%	80.6%	75.4%	97.8%
Supplemental Data:
Net par outstanding (in millions)	$32,455	$28,216	$31,119	$27,054	$22,154	$19,773	$15,860
Net debt service outstanding (in millions)	51,944	43,478	50,944	41,535	34,957	31,259	25,842
U.S. basis statutory capital (in millions)(5)	409.4	285.9	403.4	248.8	274.6	230.3	135.3

(1)	Calculated by dividing loss and loss adjustment expenses by net earned premiums.

(2)	Calculated by dividing acquisition expenses by net earned premiums.

(3)	Calculated by dividing operating expenses by net earned premiums.

(4)	Calculated by adding loss and loss adjustment, acquisition and operating expense ratios. Combined ratios may not equal the components due to rounding.

(5)	Our estimate of the sum of U.S. basis policyholder surplus and contingency reserve, as RAM Re files Bermuda statutory financial statements.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares have been quoted for trading on the Nasdaq under the symbol “RAMR” since April 27, 2006. The last reported sale price of our common shares on the Nasdaq Global Market on June 5, 2007 was $16.13. As of May 31, 2007, 27,238,397 common shares were held by approximately 13 shareholders of record. The following table sets forth, for the quarters indicated the high and low sales prices per share of RAM Holdings’ common shares.

	Price Range of Common Shares
	High	Low
2006
Second Quarter	$13.85	$12.25
Third Quarter	13.50	11.96
Fourth Quarter	14.65	12.50
2007
First Quarter	$17.18	$13.99

We have never paid cash dividends and have no current plans to pay any dividends on our common shares in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically, the insurance and reinsurance industries in general and general economic conditions. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “should,” “could,” “may,” “will,” “continue” and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those discussed in “Risk Factors” in the accompanying prospectus, “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 or elsewhere in this prospectus supplement, the accompanying prospectus, any other offering material or in the documents incorporated by reference herein, as well as future events such as the following:

•	the loss of significant customers with whom we have a concentration of our reinsurance in force;

•	our inability to execute our business strategy;

•	projected market capacity (including with respect to existing and potential future market entrants);

•	more severe losses or more frequent losses associated with our products;

•	income taxes, including our ability to write reinsurance business through Bermuda or other similarly tax efficient jurisdictions;

•	the timing of cash flows (including, principally, receipt of premium and timing of loss payments);

•	developments in the world’s financial and capital markets that adversely affect the performance of our investments;

•	continuing threats or terrorist attacks on the national, regional and local economies;

•	a downgrade of the financial strength ratings of RAM Re by Standard & Poor’s or Moody’s;

•	losses in our investment portfolio;

•	losses on credit derivatives;

•	changes in regulation or tax laws applicable to us, our subsidiaries or customers;

•	decreased demand for our reinsurance products;

•	our ability to identify, hire and retain qualified management and other personnel;

•	technological developments;

•	the effects of mergers, acquisitions, amalgamations and divestitures or the sale of common shares by shareholders in this offering;

•	changes in accounting policies or practices;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; and

•	other factors under the heading “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 or which may be included in our Quarterly Reports on Form 10-Q.

The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and the accompanying prospectus. We undertake no obligation publicly to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. It contains forward-looking statements that involve risks and uncertainties. Please see “Forward- Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference into this prospectus supplement and the accompanying prospectus, particularly under the headings “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a Bermuda-based provider of financial guaranty reinsurance, conducting substantially all of our operations through our wholly owned subsidiary, RAM Re. RAM Re has earned a AAA rating from Standard & Poor’s and an Aa3 rating from Moody’s. These ratings, in particular the Standard & Poor’s “AAA” rating, are critical to our ability to compete in the market of providing reinsurance to the primary financial guaranty insurers. On July 6, 2006, Standard & Poor’s confirmed RAM Re’s AAA rating but announced that it was revising its outlook for the rating from “stable” to “negative.” We do not believe that the change in outlook has had or will have an adverse impact on our business. Our business consists of a single operating segment, financial guaranty reinsurance, the purpose of which is to indemnify a primary financial guarantor, referred to as the primary insurer, against the portion of any loss it may sustain under financial guaranty policies it has ceded to us. We reinsure policies covering both U.S. and international exposures. We market our reinsurance directly through the execution of treaty and facultative contracts with seven primary insurers, with approximately 77% of our 2006 gross written premiums ceded from three companies.

Treaty reinsurance requires primary insurers to cede to us, and requires us to reinsure, financial guarantees for specific types of obligations as determined by the treaty terms. Facultative reinsurance, the reinsurance of individual policies, is subject to separate negotiation for each reinsurance cession. The initial underwriting of insured risks and the reporting of underwriting results to us are the responsibility of the primary insurers. As a result, we are highly dependent on the underwriting, operating and reporting standards of our primary insurers. The monitoring and oversight of primary insurers by RAM are integral parts of our business. These activities include reviews of the underwriting, risk management, surveillance and reporting practices of primary insurers both before entering into a reinsurance treaty and on an ongoing basis.

We provide reinsurance in two product lines: public finance and structured finance. Public finance obligations consist primarily of debt obligations issued by or on behalf of states or other governmental entities or their political subdivisions (counties, cities, towns and villages, utility districts, public housing and transportation authorities), other public and quasi-public entities (including public universities and not-for-profit hospitals and non-U.S. sovereigns and their political subdivisions), private universities and hospitals and investor-owned utilities. Structured finance obligations are generally securities backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities, short-term bank deposits or other assets having a specified cash flow or market value which are generally held by a special purpose issuing entity.

Our revenues are derived principally from:

•	earned premiums from our reinsurance activities;

•	net investment income generated by our investment portfolio;

•	net realized investment gains (losses) from the sale of securities in our investment portfolio; and

•	unrealized gains (losses) in our credit derivatives portfolio.

The written premiums we receive are directly related to the amount and type of business assumed from primary insurers under treaty and facultative reinsurance contracts as well as to prevailing premium rates at the time of reinsurance cessions. Written premiums are usually received on an upfront basis for public finance transactions and earned over the life of a policy, while premiums for structured finance transactions are typically written on an installment basis and earned ratably over the installment period. Investment income is primarily a function of invested assets and the market interest rates prevailing at the time of investing money, as well as the type, credit quality and maturity of the securities purchased. In addition, net realized investment gains (losses) arise from capital gains or losses realized from the sale of securities in our investment portfolio as a result of changing market conditions, including changes in market interest rates and credit quality of our invested assets. Unrealized gains (losses) on credit derivatives are a function of changes in estimated fair value of our assumed credit derivative transactions (primarily credit default swaps). U.S. GAAP requires us to recognize unrealized gains and losses on credit derivative contracts to the extent that the estimated fair value of these contracts change from the beginning to the end of each reporting period, which is referred to as “mark-to-market” accounting. We expect these unrealized gains or losses to fluctuate primarily based on changes in credit spreads of the contracts reinsured by us. Because such contracts are held to maturity, unless actual losses are incurred due to defaults, the cumulative unrealized gains and losses will net to zero at the end of the contract.

Our expenses principally consist of:

•	losses and loss adjustment expenses;

•	acquisition costs;

•	operating costs; and

•	interest and preferred share dividend expense.

Losses and loss adjustment expenses are a function of the amount and types of business we write and are based in part upon estimates of the case basis and unallocated reserves as determined by the primary insurers, which are reviewed and revised by us as deemed appropriate, and related estimates by RAM Re management (see “—Critical Accounting Policies—Losses and Loss Expense Reserves”). Acquisition costs are costs that vary with and are directly related to the production of new business. Certain acquisition costs are deferred and recognized over the period in which the related premiums are earned. Operating costs consist of general and administrative costs, which are primarily salaries and other employee-related costs. Operating costs do not generally vary with premium production. Interest expense is a function of outstanding debt and the contractual interest rate related to that debt, while dividends are a function of the amount of outstanding preference shares and the dividend rate on those preference shares.

We believe that the financial guaranty business is significantly affected by economic cycles. For example, a robust economy featuring a good or improving credit environment is beneficial to the in-force insured portfolios of financial guaranty insurers and reinsurers. If such conditions persist for an extended period, however, credit spreads tend to narrow and pricing and/or demand for financial guaranty insurance and, consequently, reinsurance declines. A deteriorating economic and credit environment, in contrast, is typically accompanied by widening credit spreads and improved pricing for financial guaranty products. However, a prolonged period of weak or deteriorating economic activity could stress in-force financial guaranty insured portfolios and could result in claims payments or could adversely impact capital adequacy due to deterioration in the credit quality of in-force insured portfolios. Other broad economic factors, such as the general level of interest rates, also have an effect on the business in that, for example, returns on our invested assets are largely determined by interest rates and premium rates may be substantially influenced by the level of interest rates. During the most recent couple of years, interest rates have been relatively stable at low historical levels and credit spreads have generally remained historically “tight” or narrow and new aggregate business production of primary insurers has been about flat, although varying considerably by primary insurer.

Countervailing to some extent the recent trend in primary insurers’ new business production are developments that have provided growth opportunities for us in our financial guaranty reinsurance business. Underwriting capacity for reinsurance, meaning the U.S. based statutory capital available for financial guaranty reinsurance, is more limited now than it was in years prior to 2003, primarily because the large multi-line insurance companies that participated in the financial guaranty reinsurance market left the market in order to refocus on their traditional lines of business and as a result of rating agency downgrades which preclude multi-line companies from serving as an economic source of financial guaranty reinsurance. The rating agency criteria for financial guaranty reinsurance companies have also become more stringent, making it more difficult for new entrants.

In addition to broad economic cycles, the financial guaranty industry may be affected by specific credit events relating to insured obligations that expose guarantors to claims or potential claims. For example, the damages resulting from Hurricane Katrina in 2005 posed a threat to the revenue streams that support certain insured obligations of municipalities in the areas hit by that storm and there was considerable concern that the industry could experience substantial claims. However, to date this has not been the case and although our Company reinsured a number of such obligations and continues to monitor several credits, our Company has not experienced any losses as a result of Hurricane Katrina, and we have neither had case reserves reported to us by primary insurers nor have we established case reserves for these exposures. While we do not currently expect losses as a result of these specific events, the financial guaranty industry, including our Company, is exposed to events which may compromise an obligor’s ability to meet guaranteed obligations and result in claims.

Critical Accounting Policies

Our consolidated financial statements include amounts that, either by their nature or due to requirements of U.S. GAAP, are determined using estimates and assumptions. The actual amounts realized could ultimately be materially different from the amounts currently provided for in our consolidated financial statements. With the exception of the adoption of FAS No. 123R (which is a revision of FAS No. 123, “Accounting for Stock-Based Compensation”) and the related impact on our accounting policy for stock-based compensation, there were no changes to our accounting policies and methods of computation compared to those in our December 31, 2005 audited financial statements. We believe loss and loss adjustment expense reserves, valuation of derivative financial instruments, valuation of the investment portfolio including other than temporary impairments of investments, determination of deferred acquisition costs and premium revenue recognition to be inherently complex and subjective, and therefore an understanding of the accounting policies pertaining to these items is critically important. These policies are summarized below, and described in further detail in the notes to our consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, and the discussion that follows should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

On April 18, 2007, the FASB issued the Exposure Draft. If adopted, the Exposure Draft would clarify how FAS No. 60, “Accounting and Reporting by Insurance Enterprises,” applies to financial guarantee insurance contracts. The Exposure Draft, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. In addition, the Exposure Draft would require that the measurement of the initial deferred premium revenue (liability) be the present value of the contractual premium due pursuant to the terms of the financial guarantee insurance contract, thereby changing current industry accounting practice with respect to insurance contracts priced on an installment basis by requiring that the present value of all contractual premiums due under such contracts, currently or in the future, be recorded on the company’s balance sheet as premiums receivable. Under current industry practice such premiums are not reflected on the balance sheet. We expect that the initial effect of applying the revenue recognition provisions of the Exposure Draft as currently proposed could be material to our financial statements. The FASB has indicated that the final FASB Statement is expected to be issued in the third quarter of 2007 and become effective for financial statements issued for fiscal years beginning after December 15, 2007. We are continuing to evaluate the effect of the Exposure Draft on our financial statements.

Losses and Loss Expense Reserves. The liability for losses and loss adjustment expenses consists of case reserves and unallocated reserves. Case reserves are established by the primary insurer and our proportionate share of these reserves is reported to us at least quarterly. Case reserves are established in an amount that is estimated to be sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under collateral and subrogation rights. Case reserves are discounted by the ceding companies in accordance with discount rates prescribed or permitted by state regulatory authorities. We review and assess the ceded case reserves and our evaluation may result in the case reserve recorded by RAM Re differing from the amount reported to us by the primary insurer. We also establish an unallocated reserve because we believe that additional losses are inherent in our portfolio of reinsured risks. At March 31, 2007, December 31, 2006 and December 31, 2005, our balance sheet included reserves as follows:

	Reserve for Losses and Loss Adjustment Expenses
	March 31, 2007	December 31, 2006	December 31, 2005
	(dollars in millions)
Case reserves	$2.6	$3.0	$6.3
Unallocated reserves	$11.3	$11.5	$10.3

Total Reserves	$13.9	$14.5	$16.6

Our unallocated reserve estimate is primarily based on the composition of our outstanding par exposure and reserve factors that we apply to this exposure. As a result, in the absence of other offsetting developments, increases in outstanding par will result in increases in unallocated reserves. Our reserve factors, in turn, are the product of the ratios of (i) the unallocated reserves of our primary insurer customers relative to their outstanding exposures weighted by (ii) the credit risk of our outstanding exposure relative to the credit risk of the portfolios of our primary insurer customers, where the ratio in (i) is calculated by dividing unallocated reserves carried by our primary insurers by their net par outstanding and the ratio in (ii) is calculated by dividing the weighted average capital charge for our outstanding par by the weighted average capital charge for the primary insured portfolio. RAM Re’s insured portfolio is segregated by primary insurer, and the ratios in (i) and (ii) are calculated individually by primary insurer. Our credit risk is determined by the ratio of our weighted average capital charges (a commonly recognized measure of credit risk promulgated by Standard & Poor’s) to the weighted average capital charges of our primary insurer customers. The following provides a numerical example of the mechanics of calculating the reserve factors.

If we assume (i) the ratio of a ceding company’s unallocated reserves to their outstanding par was .05% (or .0005) and (ii) the ratio of our weighted average capital charge to that of the ceding company was 125% (or 1.25), then our unallocated reserve factor would be .000625, calculated as the product of the two ratios, (i) .0005 multiplied by (ii) 1.25, and the resultant factor of .000625 would be applied to the outstanding par ceded to us by that particular primary insurer, such that for each $1 billion of outstanding par ceded to RAM Re we would have an unallocated reserve of $625,000. The calculation described is performed individually for each of RAM Re’s major ceding companies and the resulting reserve factor is applied to our outstanding par ceded by that ceding company. Therefore, under our reserving practices, our unallocated reserves would be affected by occurrences such as changes in the reserving practices of the primary insurers (which could occur if estimates of default frequency or severities of loss were to change), changes in the weighted average capital charge for our portfolio exposures versus those of ceding companies (which could occur if modifications of capital charges by Standard & Poor’s were to impact RAM Re and the primary insurers differently) or developments in the credit quality of our portfolio relative to primary insurers. For example, if the reserve factors applied at December 31, 2006 were calculated as the product of (1) the highest ratio of unallocated reserves to outstanding par that we have calculated for each ceding company during the years 2004, 2005 or 2006 and (2) the highest ratio of our weighted average capital charge to the weighted average capital charge of each ceding company that we have calculated during the years 2004, 2005 and 2006, the calculation of unallocated reserves would have resulted in a value that was $4.2 million, or 36%, greater than that recorded at December 31, 2006. We believe that developments resulting in a change in unallocated reserve of this magnitude are reasonably possible in that the values employed in the above calculation, although they did not occur simultaneously, are based on actual past experience. We can provide no assurance that conditions resulting in a material increase in reserves of that amount or greater amounts will not develop or that final claim liabilities will not materially differ from amounts estimated and reserved. An increase in unallocated reserves, in the absence of any offsetting claims related activity, would directly impact reported financial results by increasing incurred losses and would also affect financial position by increasing the unallocated reserve balance, although an increase would not by itself impact liquidity in that the unallocated reserve does not affect cash flows.

Estimates of our reserves for losses and loss adjustment expenses are substantially dependent on the surveillance activities and reserving policies of our primary insurer customers and such estimates are subjective and are based on the judgment of both the primary insurer and our senior risk and finance personnel and, therefore, the final liability may materially differ from amounts estimated and reserved.

Our Company reinsures exposure relating to Eurotunnel which has gone into creditor protection and is in a restructuring process which is expected to be completed by the middle of 2007. The ceding company was required to make payments on the debt starting in 2007 with the first payment on January 30, 2007, and we indemnify the ceding company for our proportional share of such payments. The primary insurer has reported that in their opinion there will be no ultimate loss incurred on this exposure. As such, no case loss reserve has been established by our Company for this reinsured exposure, but a recoverable of $0.7 million relating to the payment has been established. On May 25, 2007, the Eurotunnel shareholders approved the restructuring plan by tendering the requisite percentage of their shares in an exchange offer.

Valuation of Derivative Financial Instruments. FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives on the balance sheet at fair value. While management considers these agreements to be a normal extension of its financial guaranty reinsurance business and reinsurance in substance, under FAS No. 149, which is an amendment to FAS No. 133, the reinsurance we provide does not meet the scope exception that excludes most financial guaranty policies from the fair value provisions of FAS No. 133. The credit derivative transaction risks that we assume from ceding companies do not meet the scope exception provided under FAS No. 149 because (a) the guaranteed party (i.e., the underlying insured) is entitled to recover amounts on occurrence of events other than failure to pay principal and interest when due; and (b) the guaranteed party is not exposed to the risk of non-payment at the inception of the contract and throughout the contracts term as the guaranteed party does not have legal ownership of the guaranteed obligation. As the assumed policies do not qualify for the scope exception under FAS No. 149, we must account for these assumed credit derivative transactions under the provisions of FAS No. 133, and not as reinsurance under FAS No. 113, “Accounting and Reporting for Reinsurance under Short-Duration and Long-Duration Contracts.”

We are not a direct writer of derivative contracts; however, as part of our financial guaranty reinsurance business, we reinsure guarantees of credit derivative transactions issued by primary insurers. These contracts are held to maturity and generally insure highly rated (i.e., “AAA” by Standard & Poor’s) tranches of credit derivative transactions. We do not reinsure guarantees of single name corporate credit derivative transactions. We report revenues arising from such reinsurance as earned premiums; we record estimates of losses and loss adjustment expenses due to specific credit events as incurred; and we record changes in fair value as incurred. Credit derivative transactions require primary insurers to make payments upon the occurrence of certain defined credit events relating to underlying obligations (generally a fixed-income obligation). If credit spreads of the underlying obligations change, the market value of the related credit derivative transaction generally changes accordingly. Changes in credit spreads are typically caused by changes in the market’s perception of the credit quality of the underlying obligations.

FAS No. 133 requires us to mark-to-market gains or losses on those credit derivative transactions we reinsure. Because the primary insurer generally structures its credit derivative transaction with substantial amounts of first loss protection, the price volatility of these instruments on account of credit spread changes is reduced, and our risk of loss is mitigated. Changes in fair value due to market conditions are reported as unrealized gains and losses on derivative financial instruments in our income statement. These unrealized gains and losses cumulatively will net to zero if no credit defaults occur on these contracts. Should actual claim losses be incurred as a result of credit defaults, the primary insurer may be required to either purchase the security in default at par, or pay to the counterparty to a credit derivative transaction the difference between par and market value and as a reinsurer we would be obligated to reimburse the primary insurer for our proportional share of the loss. In this respect, credit derivative transactions may differ from traditional financial guarantee contracts since financial guarantee contracts require the insurer to make payments of principal and interest only on scheduled debt service dates, whereas defaults in our credit derivatives portfolio may cause immediate payments of outstanding par, net of market value.

We use a model to estimate the fair value of the derivatives exposures assumed by us in the course of our business. The valuation model includes the use of significant management estimates, judgment and market information, including factors such as current prices for similar agreements, changes in credit spreads and interest rates, and the duration of the credit derivative exposure. There is no single accepted model for fair valuing credit derivative transactions and there is generally not an active market for the type of credit derivative transactions insured by primary insurers so that substantial variation in estimated fair value could result from the application of different models. In the second quarter of 2005, we refined our model, resulting in a significant change in estimated fair value. (See “—Results of Operations—Year Ended December 31, 2006 Compared to December 31, 2005 and Year Ended December 31, 2005 Compared to December 31, 2004—Net Unrealized Gains (Losses) on Credit Derivatives”). Our model was refined to incorporate greater sensitivity to the tenor or duration of the insured credit derivative transactions that we assume from ceding companies, to introduce updated and additional indices that have become available and that we believe provide data that is a more appropriate proxy for our in-force portfolio, and to modify the calculation of estimated fair value such that changes in estimated fair value are based on absolute changes in spreads. We anticipate that we would modify or refine the model in the future if such modification is believed to produce a more accurate fair value estimate. Given the historical developments in derivative markets and modeling and the creation of new and more refined price indices, we believe that it is reasonably possible that we will refine our model in the future in response to such developments and it is possible that if appropriate quoted market prices become more readily available then a model may no longer be needed. Any change in estimated fair value is recorded in the period incurred directly affecting the statement of operations and financial condition by the amount of the change in estimate, but would not have an impact on our liquidity.

As a result of the elements discussed above, the fair value of credit derivatives recorded by us may materially differ from the value that might be realized in the sale of the credit derivative portfolio.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurement.” This Statement provides guidance for using fair value to measure assets and liabilities and associated disclosures about fair value measurement. Under this standard, the definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FAS No. 157 clarifies that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy with the highest priority being quoted prices in active markets and the lowest priority to unobservable data. Further, FAS No. 157 requires expanded disclosures of the fair value measurements by level within the fair value hierarchy. FAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. Our Company is currently evaluating the potential impact of FAS No. 157 on its financial statements when adopted.

Valuation of Investment Portfolio. Our investment securities are designated as available for sale in accordance with FAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Changes in the fair value of our securities are reported in “Accumulated other comprehensive income” in shareholders’ equity. We have a formal review process for all securities in our investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include: (i) securities with market values having declined by 20% or more below amortized cost for a continuous period of at least six months; (ii) recent credit downgrades by rating agencies; (iii) the financial condition of the issuer; (iv) whether scheduled interest payments are past due; and (v) whether we have the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss in “Accumulated other comprehensive income” on our balance sheet. If we believe the decline is “other than temporary,” we write-down the carrying value of the investment and record a loss on our income statement. Our assessment of a decline in value includes our current judgment of the factors noted above. If that judgment changes in the future, we may ultimately record a loss after having originally concluded that the decline in value was temporary.

Determination of Deferred Acquisition Costs. We defer certain costs that vary with and are directly related to the production of new business, including direct expenses such as ceding commissions and underwriting salaries, as well as allocated costs attributable to the production of new business. Deferred costs are amortized over the period in which the related premiums are earned. Acquisition costs in the income statement represent gross policy acquisition costs, less the deferral of expenses to future periods, plus the amortization of previously deferred expenses. The amount of expenses that qualify for deferral is determined on the basis of periodic analysis, and is dependent on new business production, ceding commissions negotiated with primary insurers, management’s judgment as to what costs and percentage thereof are deferrable, and the level of normal and refunded earned premiums. We periodically conduct a study to determine the deferability of expenses and in recent years a lesser percentage of our expenses have been deferred than was the case in our initial years of operation.

Premium Revenue Recognition. Written premiums are received either as upfront premiums or in installments. Under our reinsurance agreements, whether treaty or facultative, we reinsure policies that will be in force over extended time periods corresponding to the life of the insured obligations, so although our reinsurance treaties are generally renewable annually, our reinsurance obligations are for the life of the policies.

Upfront premiums are recorded as written at policy inception and earned over the life of the policy in relation to the amount of insurance protection provided. Unearned premium reserves represent that portion of written premiums applicable to the outstanding amount at risk with respect to the obligations reinsured. Public finance premiums are customarily paid upfront and earned over the life of an issue which may extend to 30 years or more. Upfront premiums have relatively little effect on earnings in the year written, but cumulatively affect future years’ earned premiums. When an issue reinsured by us is retired early, has been called by the issuer, or is paid in advance through refunding, any remaining unearned premium is earned at that time, since there is no longer any risk outstanding in connection with the issue. Refunding levels vary depending upon a number of conditions, primarily the relationship between current interest rates and interest rates on outstanding debt. Installment premiums are received in accordance with contractual terms over the life of an issue, recorded as written at each installment due date and earned over the installment period which corresponds to the expiration of risk. Structured finance premiums are customarily paid in installments and earned over installment periods that generally range from three months to one year in duration. We do not record a provision for doubtful accounts because historically we have not experienced any material issues related to the collectibility of assumed premiums.

Results of Operations

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

The following table presents summary results of operations data for the three month periods ended March 31, 2007 and 2006.

	Three Months Ended March 31,
	2007 Consolidated	2006 Combined
	(dollars in thousands)
Revenues:
Gross written premiums	$22,158	$14,576
Net written premiums	22,158	14,576
Net earned premiums	13,954	10,706
Net investment income	7,645	5,395
Net realized investment gains (losses)	—	(220)
Unrealized gains (losses) on derivative financial instruments	(30)	(3)

Total revenues	$21,569	$15,878
Expenses:
Loss and loss adjustment expenses	(1,014)	1,099
Acquisition expenses	4,857	3,945
Operating expenses	2,720	3,539
Interest expense	682	682

Total expenses	$7,245	$9,265

Net Income	$14,324	$6,613

Net Income. Net income for the three months ended March 31, 2007 and 2006 was $14.3 million and $6.6 million, respectively, an increase of $7.7 million, or 117%. The increase in net income the first quarter of 2007 is due to the combined impact of (a) general business growth in recent years which has resulted in an increase in the outstanding exposures that we have reinsured and in a larger portfolio of invested assets, each of these in turn reflected in increased earned premiums and investment income in 2007, (b) loss activity in 2007 that resulted in negative incurred losses of $1.0 million, primarily due to favorable developments resulting in a reduction of $0.4 million in net case reserves and an increase in estimated recoveries associated with prior claims payments, and (c) lower, or improved, general and administrative expenses in the first quarter compared to the prior year, reflecting that the prior year’s quarter included non-recurring costs for our initial public offering, or IPO.

Gross Written Premiums.

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Public Finance	$14,835	$8,870
Structured Finance	7,323	5,706

Total	$22,158	$14,576

Gross written premiums for the three months ended March 31, 2007 were $22.2 million an increase of $7.6 million or 52% in comparison to the three months ended March 31, 2006. Public finance premiums written increased to $14.8 million from $8.9 million, or 66%, for the three months ended March 31, 2007 compared to prior year. Structured finance premiums written were $7.3 million for the three months ended March 31, 2007 compared to $5.7 million in the prior year, an increase of $1.6 million, or 28%. The majority of the premiums written to March 31, 2007 are premiums from our treaty business.

Net Earned Premiums.

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Public Finance	$6,973	$4,369
Structured Finance	6,981	6,337

Total	$13,954	$10,706

Net earned premiums for the three months ended March 31, 2007 were $14.0 million compared with $10.7 million for the three months ended March 31, 2006, an increase of 30.8%. The significant increases in upfront premiums from public finance business in past years, as indicated by growth in unearned premiums on the balance sheet, and in installment premiums from the structured finance business assumed in prior years contributed to this growth, as did a greater amount of premiums from refundings that totaled $1.9 million during the quarter compared to $0.6 million in the prior year’s first quarter. Refundings represent an acceleration of earned premiums that occurs when an obligation that we have reinsured is retired or defeased prior to its scheduled maturity and this event, in turn, results in the recognition of any remaining unearned premiums associated with the obligation.

Net Investment Income. Net investment income increased to $7.6 million for the three months ended March 31, 2007, 40.7% above the $5.4 million in investment income for the three months ended March 31, 2006. The increase is primarily attributable to the growth of cash and invested assets of more than 30% during the twelve months ending with the 2007 first quarter. This growth reflects the combined impact of cash flows from operations, investment proceeds from our IPO of $16.4 million and proceeds from our issuance of $75 million of preferred shares on December 14, 2006. We have also experienced an increase in the book yield on invested assets in concert with modestly rising interest rates such that our average book yields were 5.07% and 4.63% at March 31, 2007 and 2006, respectively.

Net Realized Investment Gains (Losses). Net realized investment losses, principally from the sale of fixed maturity securities were $nil and $0.2 million for the three months ended March 31, 2007 and 2006, respectively. Net losses on securities sold are incidental to the ongoing management of the investment portfolio. Our Company had no write-downs of investments for other than temporary impairment losses for the three months ended March 31, 2007 and 2006.

Net Unrealized Gains (Losses) on Derivative Financial Instruments. Net unrealized losses on credit derivative contracts for the three months ended March 31, 2007 and 2006 were immaterial. As of March 31, 2007, no losses had been incurred or paid by us on credit derivatives contracts.

The estimated gain or loss from the fair value calculation will increase and decrease depending on various factors that influence market pricing and may not be an indication of ultimate gain or loss. We view our assumed reinsurance of credit derivative policies to be an extension of normal financial guaranty business and intend to hold derivative financial instruments to maturity, so that in the absence of an actual loss the changes in fair value estimates will net to zero over the term of the assumed business.

Loss and Loss Adjustment Expenses. Losses and loss adjustment expenses for the three months ended March 31, 2007 were ($1.0) million compared to $1.1 million for the three months ended March 31, 2006, resulting in loss ratios of (7.3)% for March 31, 2007 compared to 10.3% for March 31, 2006. The reduction in loss and loss adjustment expense for the three month period ended March 31, 2007 is mainly driven by a net $0.4 million reduction of previously established case reserves, as well as an increase in recoverables of $1.2 million during the period. Although recoveries and changes in reserve estimates that arise from loss mitigation efforts are a normal part of our business, such activity does not typically result in a negative loss provision and this outcome is clearly not a sustainable element of operations.

Loss and loss adjustment expenses are generally affected by changes in the mix, size, and credit quality of our portfolio, as well as trends in the reserving practices of our ceding insurers and finally due to specific credit events within reinsured obligations.

The components of incurred losses and loss adjustment expenses for the three months ended March 31, 2007 and 2006 are provided in the table below:

	Three Months Ended March 31,
	2007	2006
	(dollars in millions)
Paid losses/(recoveries)	$0.7	$(1.3)
Change in case reserves	(0.4)	1.3
Change in unallocated reserves	(0.1)	1.1
Change in recoverables	(1.2)	—

Incurred losses and LAE	$(1.0)	$1.1

As a result of this activity, our total reserves for losses and loss adjustment expenses at March 31, 2007 decreased by $0.6 million when compared to total reserves at December 31, 2006.

Acquisition and Operating Expenses. Acquisition expenses, primarily ceding commissions, were $4.9 million and $3.9 million, respectively, for the three months ended March 31, 2007 and 2006. Acquisition expenses vary directly with earned premiums and the net change in acquisition expenses of $1.0 million, or 25.6% for the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 was due to an increase in the amortization of acquisition expenses in concert with higher earned premiums. Our acquisition expense ratio improved in the first quarter of 2007 relative to the 2006 comparison period, as the ratio of acquisition expense to earned premiums declined to 34.8% from 36.9% in the year ago period.

Operating expenses were $2.7 million for the quarter ended March 31, 2007, a decrease of 22.9% compared to $3.5 million for the first quarter of 2006. Prior year expenses included approximately $1.3 million of expenses associated with activities leading to our Company’s IPO. Without these non-recurring IPO costs in 2006, operating expenses have increased over prior year first quarter, primarily reflecting ongoing costs of being a public company.

Combining acquisition and operating expenses, the expense ratio as at March 31, 2007 was 54.3% compared to 69.9% at March 31, 2006, an overall decrease of 22.3%. Excluding IPO-related expenses from the 2006 ratio, the expense ratio for three months ended March 31, 2006 was 57.8%.

Interest Expense. Interest expense was $0.7 million for the three months ended March 31, 2007 and 2006.

Year Ended December 31, 2006 Compared to December 31, 2005 and Year Ended December 31, 2005 Compared to December 31, 2004

Net Income. Net income was $41.1 million in 2006, $19.6 million in 2005, and $24.7 million in 2004. The increase in net income of $21.5 million, or 109.7%, in 2006 relative to 2005 is primarily the result of a year over year decrease of $10.0 million in losses and loss adjustment expenses, realized investment losses of $1.0 million in 2006 compared to realized losses of $1.6 million in 2005, and immaterial unrealized losses on credit derivatives in 2006 compared to $2.5 million of unrealized losses during 2005, an increase in net earned premium of $6.2 million and in investment income of $6.0 million. Net income of $19.6 million in 2005, a decrease of $5.1 million, or 20.6%, in 2005 relative to 2004 is primarily the result of a year over year increase of $3.6 million in losses and loss adjustment expenses, realized investment losses of $1.6 million in 2005 compared to realized investment gains of $0.5 million in 2004, and unrealized losses on credit derivatives of $2.5 million in 2005 versus unrealized gains of $2.8 million during 2004, partially offset by 2005 increases in earned premium of $7.9 million and in investment income of $1.4 million.

Gross Written Premiums. Gross written premiums were $77.6 million in 2006, a 14.0% increase compared to 2005. Gross written premiums were $68.1 million in 2005, an increase of 3.0% from

$66.1 million of gross written premiums in 2004. The increase in gross written premiums in 2006 relative to 2005 is the combined result of a new treaty with one of our primary insurers, and an increase in facultative reinsurance premiums assumed, despite decreased premium rates for 2006 over prior year. The increase in gross written premiums in 2005 compared to 2004 is primarily due to somewhat higher levels of participation in reinsurance treaties of our major customers and an increase in facultative reinsurance premiums assumed.

Public finance gross written premiums were $48.6 million in 2006, 10.7% more than in 2005 when public finance written premiums were $43.9 million. Public finance gross written premiums declined by 2.9% in 2005, from $45.2 million in 2004. The increase in public finance gross premiums written in 2006 is due to a large amount of facultative business written during the year as well as an increase in the portion of upfront premiums relative to installment premiums written. The decrease in public finance gross written premiums in 2005 relative to 2004 is due to a larger portion of municipal business with installment premiums in our 2005 business mix. Installment premiums are written and earned over the various installment periods and generally a higher portion of business assumed having installment premiums results in less written premiums in the period in which the business is assumed compared to business having upfront premiums.

Structured finance gross written premiums were $29.0 million in 2006, an increase of 19.8% from $24.2 million in 2005. Structured finance gross written premiums in 2005 increased by 15.8% from $20.9 million in 2004. Structured finance written premiums grew in 2006 over 2005 as a result of increased facultative business and a new treaty offset by lower premium rates compared to 2005. The increase in structured finance written premiums in 2005 versus 2004 results primarily from the impact of written premiums from business assumed in prior periods, increased business assumed (i.e., par volume assumed) in 2005 relative to 2004 and increased premium rates due to the mix of business assumed (since a larger share of business assumed during 2004 was Standard & Poor’s AAA- rated business for which premium rates are lower than for business rated below AAA by Standard & Poor’s).

The following table sets forth the amounts of gross written premiums by product line:

	For the Year Ended December 31,
	2006	2005	2004
	(dollars in millions)
Public Finance	$48.6	$43.9	$45.2
Structured Finance	29.0	24.2	20.9

Total gross premiums written	$77.6	$68.1	$66.1

Gross written premiums are highly dependent upon the amount of business ceded by the primary insurers which, in turn, is related to the overall volume of business they underwrite, and the size and type of obligations they insure. In general, a growing volume of insured business, a stable or growing usage of reinsurance and higher premium rates will benefit our gross written premiums. During 2006, the aggregate gross premiums written by our three largest customers was slightly below the level of premiums written in 2005, and this same result occurred in 2005 as compared to 2004. In addition, these insurers ceded a lesser overall portion of gross written premiums to reinsurers during 2006 and 2005 than in 2004. The average premium rates for public finance business assumed by RAM Re in 2006 were lower than those of 2005, as were 2005 public finance average premium rate compared to those of 2004. Structured finance business assumed by RAM Re in 2006 had average premium rates below those of 2005, while 2005 average premium rates for structured finance business assumed by RAM Re were above the 2004 level. Premium rates reflect market conditions, the type of business ceded by RAM Re’s customers and the credit quality of such business so that an increase or decrease in average premium rates is the result of a host of elements.

Net Written Premiums. Net premiums written were $75.5 million in 2006, an 11% increase over the 2005 level of $68.1 million. Net premiums reflect ceded premiums of $2.1 million, the first such activity for RAM Re and, thus, net and gross written premiums are identical for 2005 and 2004. We ceded premiums of $2.1 million pursuant to an agreement under which our Company retrocedes a portion of business in excess of specified levels of par exposure that we have assumed from a single issuer. Our purchase of reinsurance protection does not relieve us of the full liability that we assumed from our ceding companies. In the event that a reinsurer of our Company is unable to meet its obligation under a retrocession agreement, we would continue to be liable to ceding companies in the full amount of their cession to our Company. We retrocede only to highly rated companies and we monitor the financial condition of our reinsurer. Under our retrocession agreement, we also have cancellation rights that can be exercised in the event of a rating downgrade of a reinsurer.

Net Earned Premiums. Net earned premiums were $48.8 million in 2006, 14.6% above 2005 earned premiums of $42.6 million. In 2005, earned premiums increased by 22.8% from $34.7 million of earned premiums in 2004. The significant increases in upfront written premiums from the public finance business in past years, as indicated by growth in unearned premiums on the balance sheet, and growth in installment premiums from the structured finance business assumed in the prior years contributed to this increase, as did an increase in accelerated earnings from refundings during 2006 compared to prior years. Earned premiums resulting from refundings totaled $6.3 million in 2006 compared to $3.3 million in each of 2005 and 2004.

The following table sets forth net earned premiums by product line:

	For the Year Ended December 31,
	2006	2005	2004
	(dollars in millions)
Public Finance	$25.9	$20.8	$15.9
Structured Finance	22.9	21.8	18.8

Total net earned premiums	$48.8	$42.6	$34.7

Net Investment Income. Net investment income of $24.2 million in 2006 was 33.0% above the $18.2 million recorded in 2005, while the 2004 level represented an 8.3% increase from the $16.8 million recorded in 2004. During 2006, net investment income increased relative to 2005 primarily as a result of growth in the portfolio due to net case flow from operations and investment proceeds from the IPO of $16.4 million. A secondary element of investment income growth was our ability to invest at higher yields that were available in 2006. The increase in investment income in 2005 was primarily attributable to the growth of the investment portfolio resulting from net cash flow from operations during 2005 and secondarily due to increasing interest rates available for new investments. Our portfolio is comprised predominantly of taxable securities, and had an average yield of 4.9% at December 31, 2006, compared with 4.6% and 4.0% at December 31, 2005 and 2004, respectively.

Net Realized Investment Gains (Losses). Net realized investment losses were $1.0 million in 2006 and $1.6 million in 2005, following net realized gains in 2004 of $0.5 million. Net losses realized in 2006 and 2005, as well as net investment gains on securities sold in 2004, were generally the result of modest repositioning within the portfolio achieved by selling certain securities and purchasing others believed to provide improved investment characteristics.

Net Unrealized Gains (Losses) on Credit Derivatives. Net unrealized losses on credit derivative contracts were immaterial in 2006, compared to unrealized losses of $2.5 million in 2005 and unrealized gains of $2.8 million in 2004. The unrealized losses in 2005 are due in large part to a change in fair value estimates associated with refinements to our fair value model (See “—Critical Accounting Policies—Valuation of Derivative Financial Instruments”). The change in estimated fair value of credit derivative contracts in 2004 reflects growth in the in-force portfolio and net mark-to- market gains due to tightening credit spreads on the underlying obligations. As of December 31, 2006, no losses had been incurred or paid by us on credit derivatives contracts.

Losses and Loss Adjustment Expenses. Losses and loss adjustment expenses in 2006 were ($2.8) million compared to $7.2 million in 2005. Losses and loss adjustment expenses were $7.2 million in 2005, an increase of 100% from $3.6 million incurred in 2004. The loss ratio (incurred losses and loss adjustment expenses divided by earned premium) was (5.7%) in 2006, 16.9% in 2005, and 10.3% in 2004. The reduction in loss and loss adjustment expense for 2006 is mainly driven by a net

$3.2 million reduction of previously established reserves, the majority of which was associated with an airline industry related obligation for which recoveries were reported to us and a manufactured housing credit which was successfully restructured, as well as loss recoveries received of $1.1 million for the year ended December 31, 2006. Loss activity that results in net negative incurred losses during a full year period, as occurred during 2006, is atypical although recoveries on previously paid losses are a normal part of our business. The net increase in losses and loss adjustment expenses in 2005 compared to 2004 is substantially due to loss activity associated with reinsured obligations related to the airline industry, where two major carriers declared bankruptcy in 2005. During 2005, we established new case reserves totaling $3.5 million for three airline industry related obligations. Loss and loss adjustment expenses are generally affected by changes in the mix, size, and credit quality of our portfolio, as well as specific credit events within reinsured obligations and trends in the reserving practices of our ceding insurers. At December 31, 2006, we carried total reserves for losses and loss adjustment expenses of $14.5 million, of which $3.0 million were case reserves and the remaining $11.5 million relate to unallocated loss reserves.

The following table sets forth the components of incurred losses:

	For the Year Ended December 31,
	2006	2005	2004
	(dollars in millions)
Paid losses	($1.1)	$6.5	$1.4
Change in case reserves	(3.2)	1.1	2.2
Change in unallocated reserves	1.2	—	0.5
Change in recoverables	0.4	(0.4)	(0.5)

Total incurred losses	($2.8)	$7.2	$3.6

Acquisition and Operating Expenses. Acquisition expenses were $17.7 million in 2006, $15.6 million in 2005, and $13.4 million in 2004. The changes in acquisition costs over the periods are directly related to the changes in earned premiums. The ratio of acquisition costs to earned premiums was 36.2% in 2006, down from 36.6% in 2005, which was also a decrease relative to the 2004 ratio of 38.6%. The decline in the ratio of acquisition costs to earned premiums reflects the combination of improvements (decreases) in ceding commissions paid to primary insurers and a lesser share of direct expenses allocated to the acquisition of business as a general result of the company maturation as supported by our analysis of expenses that qualify for deferral.

Operating expenses were $13.4 million in 2006, an increase of $1.9 million or 16.5% above $11.5 million in 2005, which were $0.5 million or 4.5% higher than $11.0 million of operating expenses in 2004. The majority of the increase of operating expenses in 2006 includes $2.3 million in non-recurring costs related to the IPO. Expenses connected to the IPO have been expensed as incurred in proportion to the shares sold in the IPO by the selling shareholders, with $0.3 million of IPO expenses relating to the issuance of new shares allocated against the proceeds. Operating expenses in 2005 included $2.5 million of non-recurring compensation expense associated with a termination feature of a stock option plan, while 2004 operating costs included $2.7 million of non-recurring items comprised of $0.9 million in compensation expenses related to settlement of an employment matter, $1.5 million in legal expenses and $0.3 million in consulting fees. Operating expenses as a percentage of earned premiums were 27.4% in 2006, 27.1% in 2005, and 31.8% in 2004.

Interest Expense. Interest expense on long-term debt was $2.8 million in 2006 and 2005 and $2.1 million in 2004, the lower amount of interest expense in 2004 compared to 2005 and 2006 is due to having debt outstanding for only a partial year in 2004 as we issued the debt on March 26, 2004.

Liquidity and Capital Resources

Liquidity. RAM Holdings is a holding company and therefore our liquidity, both on a short-term basis (for the next twelve months) and a long-term basis (beyond the next twelve months), is largely dependent upon (1) the ability of RAM Re to pay dividends or make other payments to us and (2) our ability to access the capital markets. Our principal uses of liquidity are for payment of interest on our senior notes, dividends on our preference shares and capital investments in RAM Re. Based on the amount of dividends that we expect to receive from RAM Re in 2007, we believe that we will have sufficient liquidity to satisfy our needs over the next twelve months. RAM Re’s ability to declare and pay dividends to us may be influenced by a variety of factors such as adverse market changes, insurance regulatory changes and changes in general economic conditions, beyond the next twelve months and Bermuda law as described below. Consequently, although we believe that we will continue to have sufficient liquidity to meet our obligations over the long term, we cannot guarantee that RAM Re will be able to dividend amounts sufficient to satisfy all our obligations, and there can be no assurance that dividends will be declared or paid in the future.

The principal sources of RAM Re’s liquidity are gross written premiums, scheduled investment maturities, capital contributions from RAM Holdings and net investment income. The principal uses of RAM Re’s liquidity are for the payment of operating expenses, claims, ceding commissions, dividends to RAM Holdings and for purchases of new investments. We believe that RAM Re’s expected operating liquidity needs can be funded exclusively from its operating cash flow.

RAM Re may declare dividends, provided that, after giving effect to the distribution, it would not violate certain statutory equity, solvency and asset tests. The Bermuda Insurance Act requires RAM Re to meet a minimum solvency margin equal to the greater of (i) $1.0 million, (ii) 20% of net premiums written up to $6.0 million plus 15% of net premiums written over $6.0 million, and (iii) 15% of loss and other insurance reserves. To satisfy these requirements, RAM Re was required to maintain a minimum level of statutory capital and surplus of $11.6 million at December 31, 2006. RAM Re’s statutory capital and surplus was $413.5 million at December 31, 2006. In addition to the foregoing solvency criteria, Bermuda law limits the maximum amount of annual dividends or distributions payable and in certain instances requires the prior notification to, or approval of, the Bermuda Monetary Authority, or BMA. Based upon these tests, without regulatory approval, the maximum amount that will be available during 2007 for payment by RAM Re is approximately $51.2 million.

Cash Flows. During 2006, net operating cash flows were $57.2 million compared to $45.0 million and $48.6 million for 2005 and 2004, respectively. Our operating cash flows are primarily the result of the excess of net premiums received and investment income over operating expenses, claims payments and interest expenses. Net cash flows from financing activities were $90.0 million, ($1.0) million, and $39.3 million for 2006, 2005, and 2004, respectively. The net cash flows from financing activities in 2006 relate primarily to the issuance of preferred shares amounting to $75.0 million, preferred share issuance costs of $1.1 million, additional common share issuance and the committed preferred securities expenses in 2006. In 2005 net financing cash flows related to committed preferred securities expenses and, in 2004 net proceeds from the 2004 issuance of $40.0 million of senior notes less committed preferred securities expenses. Net cash used in investment activities amounted to $101.3 million, $74.1 million, and 63.3 million for the period ending December 31, 2006, 2005 and 2004, respectively, relate to the investment of net financing cash flows and net cash flow from operations, offset by sales and maturities of investments.

During the first three months of 2007, net operating cash flow was $15.9 million compared to $9.3 million for the first three months of 2006. Our operating cash flows are primarily the result of the excess of net premiums received and investment income over operating expenses, claims payments and interest expenses. For the first three months 2007 and 2006, net cash flows from financing activities was ($0.1) million for both periods. Net cash used in investment activities amounted to $19.5 million and $10.2 million in the period ending March 31, 2007 and 2006, respectively, relating to the purchases of investment offset by sales and maturities of investments.

Capital Resources. RAM Re maintains a $90.0 million contingent capital facility with a group of highly rated commercial banks as lenders. The facility is specifically designed to provide rating- agency qualified capital to support RAM Re’s claims paying resources and may not be drawn upon except for the payment of catastrophic losses on public finance bonds and, in a limited capacity, asset-backed securities reinsured by RAM Re where losses exceed minimum thresholds. Loan obligations under this facility have limited recourse and are repayable from, and collateralized by, a pledge of recoveries realized on defaulted reinsured obligations covered by the facility, including certain installment premiums and other collateral. The facility, which contains an annual renewal provision subject to bank approval, has a ten-year term ending on May 11, 2015. As of March 31, 2007, no amounts were outstanding under this facility nor have there been any borrowings under this facility.

We also maintain a $40.0 million contingent capital facility with two highly rated commercial banks. This facility is similar in purpose and structure to the $90.0 million contingent capital facility described above although it may be drawn upon only to cover losses arising only from municipal obligations reinsured by RAM Re in excess of the minimum defined threshold. Loan obligations under this facility also have limited recourse and are repayable from, and collateralized by, a pledge of recoveries realized on defaulted reinsured obligations covered by this facility, including certain installment premiums and other collateral, on a subordinate basis to the pledge made to secure the $90.0 million facility described above. The $40.0 million facility has a seven-year term ending on February 3, 2014 and has an annual renewal feature, subject to approval of the lenders. As of March 31, 2007, no amounts are outstanding under this facility nor have there been any borrowings under this facility.

On May 2, 2006, our Company completed an IPO of 10,820,816 common shares (including 1,411,411 over-allotment option shares). The offering raised approximately $131.2 million of proceeds, net of underwriters’ discount and commission, of which the company received $16.4 million and the selling shareholders received $114.8 million. Our Company contributed substantially all of the net proceeds of the offering to RAM Re to increase its capital and surplus in order to increase its underwriting capacity.

On December 14, 2006, our Company issued 75,000 preference shares at $1,000 per share for total consideration of $75.0 million. Underwriting expenses were $0.75 million and other issuance costs were approximately $0.3 million resulting in estimated net proceeds of approximately $73.9 million all of which was contributed to RAM Re to support new writings in its reinsurance business. The preferred shares bear a dividend rate of 7.50% which is payable semi-annually on June 15 and December 15 each year upon approval by the board of directors. Unless previously redeemed, the preferred shares have a mandatory redemption date of December 15, 2066. We can redeem the preferred shares at any time from December 15, 2016 with no penalty to our Company but redemptions prior to that would require a redemption price equal to par value plus a “make-whole” amount reflecting the value of dividends for the remainder of the period to December 15, 2016. As of March 31, 2007, no dividends have been declared or paid. Subsequent to March 31, 2007, our Company declared a dividend on May 3, 2007 on the preference shares in an aggregate amount of $2,912,500 with a record date of May 30, 2007 and a payment date of June 15, 2007.

On March 26, 2004, we issued $40.0 million aggregate principal amount of senior unsecured debt. The net proceeds of this issuance were contributed to RAM Re to be used for general corporate purposes. The senior notes bear interest at a rate of 6.875%, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2004. Unless previously redeemed, the senior notes will mature on April 1, 2024. We may redeem the senior notes at any time and from time to time, in whole or in part, at a “make-whole” redemption price. The senior notes contain certain covenants regarding limitations on liens and delivery of financial information, but do not contain any covenants regarding financial ratios or specified levels of net worth or liquidity to which we must adhere. We were in compliance with all covenants at March 31, 2007. During the year ended 2006, RAM Re paid dividends to RAM Holdings in the amount of $2.75 million, which was used to pay interest on the senior debt. During the first three months of 2007, RAM Re paid dividends to RAM Holdings in the amount of $1.38 million, which was used to pay interest on the senior debt.

On December 23, 2003, RAM Re entered into a $50.0 million soft capital facility whereby it was granted the right to exercise perpetual put options in respect of its Class B preference shares against the counterparty to the option agreement, in return for which it pays the counterparty a floating put option fee. The counterparty is a trust established by Lehman Brothers Inc. The trust was created as a vehicle for providing capital support to RAM Re by allowing it to obtain, at its discretion and following the procedures of the option agreement, access to new capital through the exercise of a put option and the subsequent purchase by the trust of RAM Re preference shares. The option agreement has no scheduled termination date or maturity, but will be terminated if RAM Re takes certain actions as specified in the operative facility documents. RAM Re has the option to redeem the Class B preference shares issued upon exercise of its put option, subject to certain specified terms and conditions. If the put option is exercised in full, RAM Re would receive up to $50.0 million in connection with the issuance of the preference shares, the proceeds of which may be used for any purpose including the payment of claims. To fund the purchase of preference shares upon exercise of the put option by RAM Re, the trust issued $50.0 million of its own auction market perpetual preferred securities which are rated “A+” by Standard & Poor’s and “A2” by Moody’s. The proceeds of this issuance are held by the trust in certain high-quality, short-term commercial paper investments. In each of the years ended December 31, 2006 and 2005, $0.5 million and $0.6 million, respectively, of put option fees have been paid and recorded in additional paid in capital on the balance sheet. In each of the three months ended March 31, 2006 and 2007, $0.1 million of put option fees have been paid and recorded in additional paid in capital on the balance sheet. As of March 31, 2007, the put option has not been exercised.

Investment Portfolio. At March 31, 2007, our investment portfolio consisted of $590.0 million of fixed income securities and $48.0 million of short-term investments. Our fixed income securities are designated as available for sale in accordance with Statement of FAS No. 115, “Accounting for Certain Investment in Debt and Equity Securities.” Short-term investments consist primarily of money market funds, U.S. domestic time deposits and discount notes. We report changes in fair value as part of “Accumulated other comprehensive income” in shareholders’ equity. Our portfolio is managed by outside professional asset management firms in accordance with specific investment policies approved by our board of directors. These policies establish liquidity requirements, portfolio duration, single-risk concentration limits and minimum credit quality and investment eligibilities. Fair values of fixed income securities are based on quoted market prices by either independent pricing services, or when such quoted prices are unavailable, by reference to broker quotes. Our investment objectives include preservation of principal, maintaining a high credit quality, liquid investment portfolio within a prescribed duration range and achieving stable net investment income. The effective duration of our portfolio at March 31, 2007 is 3.96 years and our investment policy and guidelines require the minimum portfolio weighted credit quality to be at least “Aa2” rating by Moody’s. The yield to maturity of the portfolio is 5.27% and the book yield of the portfolio is 5.07% at March 31, 2007. At March 31, 2007, we had $334.7 million of our invested assets in trust accounts for the benefit of primary insurers (out of $637.0 million of total cash and investments). Under our reinsurance agreements with primary insurers, RAM Re is required to secure its obligation and may not withdraw funds from the trust accounts without their express permission.

Our finance personnel monitor the portfolio on a monthly basis for performance and adherence to policies, including market valuation, credit quality, portfolio duration and liquidity. We have a review process for all securities in our investment portfolio, including a review for impairment losses based on the factors described above under “—Critical Accounting Policies—Valuation of Investment Portfolio.” We have not recognized an impairment at either March 31, 2007 or at December 31, 2006.

The following table summarizes our investment portfolio by bond type, fair value and amortized cost thereof at March 31, 2007, December 31, 2006 and December 31, 2005:

Fixed Income Securities	As of March 31, 2007		As of December 31, 2006
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(dollars in thousands)
Agencies	$92,807	$92,517	$86,145	$85,555
U.S. government obligations	70,407	69,331	70,411	69,306
Corporate debt securities	114,379	113,143	126,084	124,483
Municipal securities	11,715	12,405	11,720	12,376
Mortgage and asset-backed securities	304,280	302,270	279,767	276,910

Total	$593,588	$589,666	$574,127	$568,630

Fixed Income Securities	As of December 31, 2005
	Amortized Cost	Fair Value
	(dollars in thousands)
Agencies	$79,420	$78,123
U.S. government obligations	51,168	50,938
Corporate debt securities	117,945	117,103
Municipal securities	11,728	12,676
Mortgage and asset-backed securities	214,186	211,068

Total	$474,447	$469,908

The amortized cost and estimated fair value of fixed income securities available for sale as of December 31, 2006, and December 31, 2005 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

Fixed Income Securities	As of December 31, 2006
	Amortized Cost	Fair Value
	(dollars in thousands)
Less than one year	$40,315	$40,252
Due after one year through five years	136,287	134,041
Due after five years through ten years	104,067	102,014
Due after ten years	293,458	292,323

Total	$574,127	$568,630

Fixed Income Securities	As of December 31, 2005
	Amortized Cost	Fair Value
	(dollars in thousands)
Less than one year	$7,853	$7,765
Due after one year through five years	147,116	144,435
Due after five years through ten years	98,440	96,756
Due after ten years	221,038	220,952

Total	$474,447	$469,908

The following table provides the ratings distribution of our investment portfolio at each of March 31, 2007, December 31, 2006 and December 31, 2005:

	As of March 31,	As of December 31,
	2007	2006	2005
Rating(1)
AAA(2)	76.2%	74.0%	75.0%
AA	7.7%	14.0%	12.0%
A	8.6%	11.0%	12.0%
Cash	7.5%	1.0%	1.0%

Total	100.0%	100.0%	100.0%

(1)	Ratings represent Standard & Poor’s classifications. If unavailable, Moody’s ratings are used.

(2)	Includes U.S. Treasury and agency obligations, which comprised approximately 27.2% and 27.5% of the investment portfolio as of December 31, 2006 and December 31, 2005, respectively.

Contractual Obligations

We have various contractual obligations as of December 31, 2006 that are summarized in the following table:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(dollars in millions)
Redeemable preferred shares (1)	$75.0	—	—	—	$75.0
Long-term debt(2)	40.0	—	—	—	40.0
Interest on long-term debt	47.4	2.7	5.5	5.5	33.7
Operating lease commitments(3)	0.3	0.3	—	—	—
Losses and loss expense reserve(4)	16.2	1.4	0.8	0.3	13.7

Total	$178.9	$4.4	$6.3	$5.8	$162.4

(1)	Par value only of non-cumulative, non mandatory, redeemable preferred shares.

(2)	Principal only.

(3)	Lease payments are subject to escalation in building operating costs.

(4)

Loss and loss expense reserve represent estimated future payments relating to actual or probable reinsurance policy claims. We have estimated the timing of these payments and actual payments may vary significantly from these estimates. The discounted value of these claims is reported as losses and loss expense reserve on the consolidated balance sheet. The unallocated reserve is included in the more than 5 years category as it does not relate to any actual claims and cannot be scheduled.

As of March 31, 2007, there were no material changes to our contractual obligations since December 31, 2006.

Off-Balance Sheet Arrangements

As of March 31, 2007, we did not have off-balance sheet arrangements that were not accounted for or disclosed in the consolidated financial statements.

Risk Management

In the ordinary course of business, we manage a variety of risks, primarily credit, market, liquidity and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

Credit Risk. We are exposed to credit risk as a reinsurer of financial guarantees and as a holder of fixed income investment securities. We employ various procedures and controls to monitor and manage credit risk. Our senior risk management personnel focus on risk limits and measurement in our in-force portfolio of assumed obligations, concentration and correlation of risk, and the allocation of rating agency capital in a portfolio context.

Our underwriting procedures differ, depending on whether we are conducting facultative or treaty-based reinsurance activities. Our facultative reinsurance activities are subject to a formal underwriting process on a transaction-by-transaction basis, whereas our treaty underwriting is based upon an evaluation of the portfolio of transactions ceded to us by a particular primary insurer as well as the history of each primary insurer’s own underwriting activities.

For facultative transactions, various factors affecting the credit worthiness of the underlying obligations are evaluated during the underwriting process. Our Credit Committee, comprised of our Chief Executive Officer, Chief Financial Officer, Chief Risk Manager and General Counsel, approves all treaties and facultative transactions prior to committing any of our reinsurance capacity.

We, like other reinsurers, rely heavily in both our facultative and treaty-based business on the surveillance and remediation activities of the primary insurers that provide us with updated information on the performance of the transactions in our reinsured portfolio. The surveillance information provided to us by the primary insurers is supplemented by our own independent evaluations of the analysis and underlying performance data provided by the ceding primary with regard to watch list transactions and verification (where possible) of ratings information provided by the primary insurers on large exposures and on transactions where significant discrepancies are evident between a ceding primary insurer’s internal rating and the reported ratings of Standard & Poor’s or Moody’s. These results are reviewed periodically by senior finance and risk management personnel. Our management committee determines the adequacy of our loss reserves and makes any necessary adjustments following such assessment.

We also conduct on-site due diligence reviews of the companies with whom we have treaty arrangements, which include:

•	discussions with underwriting and risk management personnel to determine if there have been any changes in underwriting approach or emphasis;

•

reviews of individual underwriting, surveillance and legal files for selected treaty transactions to determine whether cessions conform with treaty eligibility criteria and to ensure that the primary insurer’s underwriting approach and implementation are consistent with our own risk tolerance;

•	reviews of watch list transactions to determine the propriety and prognosis of the credits placed on the watch list and any case reserves that may have been established; and

•	reviews of controls over ceded reinsurance reporting.

In addition, we also review rating agency releases and other publicly available information on the credits reinsured by us to further refine our loss estimation and reserving process.

Our investment portfolio is managed by professional asset management firms. Our investment policies are designed to require the portfolio to be managed in a manner that preserves principal, provides long term predictable growth while maximizing income, meets statutory requirements, provides adequate liquidity to meet claims and other cash needs and maintains high credit quality. Our investment policy and guidelines as adopted by our board specify eligible investments and establish a portfolio duration target, high liquidity, minimum credit ratings, single risk limits, diversification and asset allocation standards. Our finance personnel reviews our portfolio for compliance with investment policies and procedures; and the Risk Management Committee of our board of directors reviews investments and performance reports at least quarterly and meets with our portfolio managers periodically to review investment activity and results, compliance with investment guidelines, as well as to review and update investment policy and strategy in light of business developments.

Quantitative and Qualitative Information about Market Risk. Market risk represents the potential for losses that may result from changes in the value of a financial instrument as a result of changes in market conditions. The primary market risks that would impact the value of our financial instruments are interest rate risk and credit spread risk. An estimation of potential losses arising from adverse changes in market conditions is a key element in managing market risk. Senior finance personnel is responsible for risk measurement and monitoring procedures which include periodic analyses of shifts in the yield curve and changes in credit spreads. The valuation results from these analyses could differ materially from amounts that would actually be realized in the market.

Changes in interest rates may adversely affect the value of fixed income investment securities. The following table summarizes the estimated change in fair value on the net balance of our investment securities, assuming immediate changes in interest rates at specified levels at December 31, 2006:

Change in Interest Rates	Estimated Net Fair Value	Estimated (Decrease)/Increase in Net FairValue
	(dollars in millions)
300 basis point rise	$544.1	$(76.3)
200 basis point rise	567.1	(53.2)
100 basis point rise	592.9	(27.4)
Base scenario	620.4	—
100 basis point decline	645.6	25.3
200 basis point decline	668.8	48.4
300 basis point decline	695.5	75.2

Financial instruments that may be adversely affected by changes in credit spreads include our outstanding exposure to credit derivative transactions. The primary insurer enters into these types of contracts, which require the insurer to make payments upon the occurrence of certain defined credit events relating to underlying obligations. If credit spreads relating to the underlying obligations change, the market value of the related credit derivative changes accordingly. Changes in credit spreads are generally caused by changes in the market’s perception of the credit quality of the underlying obligations. As credit spreads change, we experience unrealized or mark-to-market gains or losses on credit derivative transactions reinsured by us. However, as the primary insurer generally structures its contracts with substantial first loss protection, the price volatility of these instruments is reduced and our risk of loss is mitigated. We estimate the potential impact of credit spread changes on the value of our contracts and the following table summarizes the estimated changes in the fair value of our portfolio assuming immediate changes in credit spreads at specified levels at December 31, 2006:

Change in Credit Spreads	Estimated Net Fair Value	Estimated Gain/(Loss)
	(dollars in millions)
75 basis point narrowing	$691,231	$631,200
50 basis point narrowing	538,901	478,869
25 basis point narrowing	386,570	326,538
Base scenario	60,032	—
25 basis point widening	81,908	21,877
50 basis point widening	(70,422)	(130,454)
75 basis point widening	(222,753)	(282,785)

Liquidity Risk. Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is most present in financial guarantee contracts reinsured by us in that we are required to make loss payments to primary insurers in the event they pay losses as a result of defaults in their ceded insured obligations. We manage our liquidity risk by analysis of projected cash flows and by maintaining a minimum level of cash and short-term investments which we anticipate to be sufficient to fulfill our contractual obligations, and by maintaining a highly liquid investment portfolio.

Legal Risk. Legal risks include uncertainty with respect to the enforceability of rights under our contractual agreements and with respect to the enforceability of rights under the financial guaranty policies which we reinsure. We seek to remove or minimize such uncertainties through consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to understand transaction structure.

New Accounting Pronouncements

In January and February of 2005, the SEC discussed with financial guaranty industry participants the diversity in practice with respect to their accounting policies for loss reserves. In June 2005, the FASB added a project to its agenda to consider the accounting by financial guaranty insurers for claims liability recognition, premium recognition and deferred acquisition costs. On April 18, 2007, the FASB issued the Exposure Draft. If adopted, the Exposure Draft would clarify how FAS No. 60, “Accounting and Reporting by Insurance Enterprises,” applies to financial guarantee insurance contracts. The Exposure Draft, among other things, would change current industry practices with respect to the recognition of premium revenue and claim liabilities. In addition, the Exposure Draft would require that the measurement of the initial deferred premium revenue (liability) be the present value of the contractual premium due pursuant to the terms of the financial guarantee insurance contract, thereby changing current industry accounting practice with respect to insurance contracts priced on an installment basis by requiring that the present value of all contractual premiums due under such contracts, currently or in the future, be recorded on the company’s balance sheet as premiums receivable. Under current industry practice such premiums are not reflected on the balance sheet. We expect that the initial effect of applying the revenue recognition provisions of the Exposure Draft as currently proposed could be material to our financial statements. The FASB has indicated that the final FASB Statement is expected to be issued in the third quarter of 2007 and become effective for financial statements issued for fiscal years beginning after December 15, 2007. We are continuing to evaluate the effect of the Exposure Draft on our financial statements.

In February 2006, the FASB issued FAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” FAS No. 155 amends FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and FAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and resolves issues addressed in Statement No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of FAS No. 155 are, with respect to FAS No. 133, to address the accounting for beneficial interests in securitized financial assets and, as respects FAS No. 140, to eliminate a restriction on the passive derivative instruments that a qualifying special- purpose entity may hold. FAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of FAS No. 155 did not have any impact on ourCompany’s operating results or financial position.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which we refer to as FIN 48. FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in a company’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 is effective for our Company as of January 1, 2007. Our Company’s adoption of FIN 48 did not have any impact on our results of operations or financial position.

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurement.” This Statement provides guidance for using fair value to measure assets and liabilities and associated disclosures about fair value measurement. Under this standard, the definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FAS No. 157 clarifies that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy with the highest priority being quoted prices in active markets and the lowest priority to unobservable data. Further, FAS No. 157 requires expanded disclosures of the fair value measurements by level within the fair value hierarchy. FAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. We are currently evaluating the potential impact of FAS No. 157 on our financial statements when adopted.

In February 2007, the FASB issued FAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities.” This Statement provides companies with an option to report selected financial assets and liabilities at fair value. The Statement requires the fair value of the assets and liabilities that the company has chosen to fair value be shown on the face of the balance sheet. The standard also requires companies to provide additional information to enable users of the financial statements to understand the company’s reasons for electing the fair value option and how changes in the fair values affect earnings for the period. FAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for fiscal years beginning on or before November 15, 2007. We are currently evaluating the potential impact this Statement may have on our financial position and operating results.

BUSINESS

Our Company

We are a Bermuda-based holding company that provides, through our operating subsidiary, RAM Re, financial guaranty reinsurance for public finance and structured finance obligations, substantially all of which are insured by the seven monoline financial guaranty primary insurers, which we refer to as the “primaries”. Both RAM Holdings and RAM Re were incorporated in Bermuda in January 1998 and all of our operations and business are located and transacted in Bermuda.

As a holding company, we do not independently generate cash flows and are dependent on dividends from RAM Re to pay principal and interest on our debt, to pay dividends on preference shares, and to meet any other obligations. Dividends from RAM Re are subject to regulatory restrictions as explained in “—Regulation in Bermuda—Minimum Solvency Margin and Restrictions on Dividends and Distributions” below and in “Management’s Discussion and Analysis of Financial Condition and results of Operations—Liquidity and Capital Resources.”

Our corporate objective is to build shareholder value by increasing shareholders’ equity through stable and profitable earnings growth. Our business model is predicated on specialization, in that our financial resources are dedicated exclusively to the financial guaranty reinsurance business. We do not use our capital to compete with our customers in the primary financial guaranty insurance market. Key factors supporting our business model include our participation as reinsurer in the well-established municipal bond and asset securitization markets, a focus on underwriting reinsurance that is believed to have a remote risk of loss, and obtaining a significant percentage of revenues from investments in investment grade, fixed income securities. The success of our business model is substantially dependent upon maintenance of strong financial strength ratings, which maximizes the value of our reinsurance products by providing our customers with a significant amount of capital credit from rating agencies.

Customers

Our principal customers are the primary monoline financial guaranty insurers and in some cases, reinsurers, namely Ambac, Assured Guaranty, CIFG, FGIC, FSA, MBIA and XL Financial Assurance Ltd., or XLFA, the financial guaranty reinsurance affiliate of XLCA, both of which are subsidiaries of Security Capital Assurance, Ltd., or SCA. Of the seven primaries, MBIA, FSA, FGIC and Ambac represent a majority of the financial guaranty industry’s capitalization and insurance in force. Each of the primaries is rated AAA by Standard & Poor’s and all but one of these insurers are also Aaa rated by Moody’s. The primaries insure public finance and structured finance obligations covering both U.S. and non-U.S. exposures. Financial guaranty policies require the insurer, pursuant to an unconditional and irrevocable guarantee, to pay principal and interest as they become due under an insured obligation in the event of a default by the issuer. A financial guaranty insurance policy enhances the credit of an insured obligation or issue because, in addition to the issuer’s obligation to repay debt, the insurer stands ready to make payments if there is a default. Because financial guarantors are generally rated triple-A, insured obligations attain the benefit of that rating and this, in turn, usually results in lower financing costs for issuers as well as improved liquidity of insured debt.

The primaries use reinsurance for a variety of reasons, including to increase their capacity to write business, assist in meeting applicable regulatory and rating agency requirements, in particular those applying to single risk and risk concentration limits, and for broader risk management purposes. The size and growth of the financial guaranty reinsurance market depends on the size of the primary insurance market and the percentage of aggregate risk that the primaries cede to the reinsurers. The ceded percentage can vary due to the availability of capacity from qualified reinsurers; risk retention limits imposed on primaries by regulatory, rating agency and other considerations; the amount of capital credit given to primaries by regulators and rating agencies as a result of ceded reinsurance; and the price and availability of substitute highly rated capital markets or credit facilities.

Customers choose financial guaranty reinsurers based upon several factors, including overall financial strength, financial strength ratings by the major rating agencies, single risk capacity, and, to a lesser extent, level of service quality and whether or not the reinsurer competes with the primary company. RAM Re has earned insurance financial strength ratings of “AAA” by Standard & Poor’s and “Aa3” by Moody’s. High financial strength ratings are a critical part of our business because these ratings increase the capital benefit that we provide to our customers and therefore the value of our reinsurance to them. A reduction in or loss of these ratings could have a material adverse effect on our ability to compete and, therefore, on our operations and financial results. See “—Rating Agencies” section below for further information.

In our initial public offering in May of 2006, we raised approximately $131.2 million of which $16.4 million went to our Company and the remainder to the selling shareholders, and we also raised an additional $75 million in our Series A preference shares offering in December 2006. We contributed substantially all of the proceeds of these offerings, net of expenses, to RAM Re to increase its capital and surplus in order to increase its underwriting capacity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further information.

Reinsurance Agreements

Reinsurance agreements are in two forms: “treaty” and “facultative.” Treaty reinsurance is an agreement pursuant to which the primary is required to cede, and the reinsurer is required to assume, identified risks or policies underwritten by the primary over a specified period of time, typically one year. Facultative reinsurance is the reinsurance of a part of one or more specific policies and is subject to separate negotiation for each such cession.

Under our treaty and facultative reinsurance agreements, the primary cedes us a portion of its liability under a policy or policies it has issued in consideration of a portion of the related premium. We generally reinsure primaries on a “quota share,” or a pro rata basis, meaning we are ceded a proportionate share of premiums for the risk we assume. We pay a “ceding commission” to the primaries which is a portion of the premium ceded by the primary and is intended to compensate the primary for the costs of underwriting, administration and surveillance of the risks ceded. In the event of a loss, we pay our share of the loss upon receipt of notice from the primary insurer. If there is a dispute regarding our liability, the dispute is resolved following payment. This practice is generally different than other types of reinsurance, where the reinsurer pays its portion of the loss following its investigation and confirmation of its liability.

During 2006, we had reinsurance treaties in place with three primary insurers, Ambac, FSA and MBIA, as well as with a reinsurer, XLFA, under which we assume a share of covered policies initially issued by XLCA, the primary insurance affiliate of XLFA. Business ceded pursuant to reinsurance treaties constituted 85% of our gross premiums written in 2006, compared to 89% in 2005 and 96% in 2004. In April 2007, we entered into a reinsurance treaty with FGIC, effective from March 1, 2007.

Pricing

We are dependent on the primaries’ pricing for the risks they underwrite. The primaries determine premium rates on the basis of the type of transaction and their assessment of the risk they are guaranteeing. Factors considered by the primaries in pricing include term to maturity, structure of the issue and credit and market elements such as security and credit enhancement features, as well as the interest rate spread between insured and uninsured obligations and the cost of generating and supporting insured business. Although we do not influence the initial pricing of business, we may negotiate and pay different ceding commissions such that our premiums net of ceding commission may vary as a percentage of gross assumed premiums by primary company or type of business.

Products

We operate in a single reportable segment, reinsurance, in which we generate business in two primary product lines, public finance and structured finance. The public finance, or municipal, obligations that we reinsure include primary policies that cover tax-exempt and taxable indebtedness issued by public entities including states, counties, cities, utility districts and other political subdivisions, airports, higher education and hospital facilities, and similar obligations issued by private entities that finance projects serving a substantial public purpose. The structured finance and asset-backed obligations covered by policies that we reinsure include securities that are payable from or which are tied to the performance of a specified pool of assets, such as residential and commercial mortgages, a variety of consumer loans, corporate loans and bonds, trade and export receivables, equipment, aircraft and property leases. Within the structured finance product line of business we reinsure certain credit derivative transactions that are considered an extension of customary financial guaranty business. Both public finance and structured finance obligations are originated in the United States and internationally. During 2006, we reinsured public finance gross par of $3.8 billion and structured finance gross par of $4.5 billion. For the three months ended March 31, 2007, we reinsured public finance gross par of $1.4 billion and structured finance gross par of $1.0 billion.

Our gross written premiums by product line are set forth below:

	Three Months Ended March 31,	Twelve Months Ended December 31,
	2007	2006	2005
	Gross Written Premiums	Gross Written Premiums	Gross Written Premiums
	(dollars in millions)
Public Finance	$14.9	$48.6	$43.9
Structured Finance	7.3	29.0	24.2

Total	$22.2	$77.6	$68.1

Our Assumed Portfolio (Portfolio of Reinsured Exposure)

At December 31, 2006, the net par amount outstanding on our assumed obligations (obligations reinsured, or assumed, by us) was $31.1 billion. Net reinsurance in force, which includes all debt service assumed, totaled $50.9 billion. As at March 31, 2007, net par outstanding was $32.5 billion and debt service assumed totaled $51.9 billion.

As noted above, the primary financial guaranty policies that are reinsured by us generally guaranty the timely payment of amounts due on insured obligations in accordance with original payments schedules (unless the primary insurer consents to acceleration) in the event of default by the issuer. Our obligation is to indemnify a ceding company for a portion of any payments made on ceded policies in consideration of proportional premiums ceded for such policies. Thus, in most instances we would make claims payments to ceding companies only as originally scheduled payments on covered policies are made by the primary insurer following a default. However, we also reinsure insured credit derivative transactions which may require termination payments at the time of the default of an underlying reference obligation. Because the primaries write insurance on credit derivative transactions only for obligations with high levels of subordination and credit enhancement (for example, most of the credit derivative transactions that have been reinsured by us are rated triple-A before they are initially insured), we believe that our liquidity needs arising from potential payments related to credit derivative transactions exposure are modest.

Our portfolio of reinsured obligations is substantially similar to the aggregate profile of risks insured by the primaries and is diversified in terms of revenue source, type of assets insured, industry concentrations, type of bond and geographic area. At December 31, 2006, our reinsurance covered 10,957 policies outstanding. Approximately 93.0% of par outstanding under these policies was ceded by one of the four major primaries, Ambac, FGIC, FSA and MBIA. However, in recent years an increasing percentage of our new business is ceded to us by the three other AAA-rated monoline financial guarantors, Assured Guaranty, XLCA (via its reinsurance affiliate XLFA), and CIFG. For example, 21.9% of our $8.2 billion in total par written in 2006 was ceded by these three primaries compared to 4.3% in 2005.

Within the public finance product line we reinsure municipal bonds that are typically supported by taxes, assessments, fees or tariffs related to use of projects, lease payments, or similar types of revenue streams. This product line also includes privately issued bonds used for financing public purpose projects, which are primarily located outside the U.S., and include toll roads, bridges, public transportation and other infrastructure projects. Although projects of these types are usually financed through issuance of tax-exempt bonds in the U.S., the absence of tax-advantaged financing in non-U.S. jurisdictions as well as other reasons has led to transfer of many public purpose projects to the private sector. In these cases, the private entities typically operate under a concession agreement with a sponsoring government agency which maintains a level of regulatory oversight and control over the project. In the U.S. public finance market, insurance premiums are paid up-front at the time a policy is issued and premiums are usually established as a percentage of the total principal and interest (debt service or exposure) that is scheduled to become due during the life of insured bonds. Premiums for international policies are based on a percentage of either principal or principal and interest insured and may be collected up-front at policy inception or periodically (e.g., monthly, quarterly, annually). We receive premiums on the same basis as they are collected by the ceding company.

The structured finance obligations that we reinsure are generally secured by or payable from a specific pool of assets having an estimable future cash flow. These obligations are either undivided interests in the related assets or debt obligations collateralized by the related assets. Structured finance obligations are usually structured so that the insured obligations benefit from some form of credit enhancement to cover credit risks, such as over-collateralization, subordination, excess cash flow or first loss protection. Structured finance transactions are usually structured to insulate investors from the bankruptcy or insolvency of the entity that originated the underlying assets, as well as from the bankruptcy or insolvency of the transaction servicer (the entity which is responsible for collecting cash flows from the asset pool), and to minimize the likelihood of bankruptcy or insolvency of the issuer of the obligation. Premiums for structured finance policies are usually based on a percentage of insured principal and are typically collected periodically from the cash flow generated by underlying assets but in some instances can be collected in a single payment at policy inception.

A profile of our business is provided in the tables below:

The following table sets forth our in-force portfolio net par outstanding as of each of the years indicated, by product line and bond type for transactions issued both in the United States and internationally.

	Net Par Outstanding of RAM Re(1) As of December 31,
	2006		2005		2004
	Volume	%	Volume	%	Volume	%
	(dollars in millions)
U.S. Public Finance
General Obligation and Lease	$5,692	18.3%	$5,282	19.5%	$4,738	21.4%
Tax Backed	2,318	7.4%	1,984	7.3%	1,482	6.7%
Transportation	2,478	8.0%	2,399	8.9%	2,096	9.5%
Healthcare	2,203	7.1%	1,824	6.7%	1,510	6.8%
Utility	2,888	9.3%	2,649	9.8%	2,486	11.2%
Investor Owned Utilities	570	1.8%	525	1.9%	441	2.0%
Higher Education	384	1.2%	328	1.2%	232	1.0%
Housing	359	1.2%	337	1.2%	254	1.1%
Other	145	0.5%	83	0.3%	104	0.5%

Total Public Finance	$17,037	54.7%	$15,412	57.0%	$13,342	60.2%

U.S. Structured Finance
Commercial ABS(2)	$4,700	15.1%	$3,144	11.6%	$1,867	8.4%
Home Equity	1,373	4.4%	1,590	5.9%	1,047	4.7%
Autos	545	1.8%	626	2.3%	449	2.0%
Mortgage Backed Securities	317	1.0%	429	1.6%	684	3.1%
Banks and Other Corporate	127	0.4%	103	0.4%	89	0.4%
Other Consumer ABS	358	1.2%	481	1.8%	531	2.4%

Total Structured Finance	$7,420	23.8%	$6,374	23.6%	$4,667	21.1%

International
Asset Backed	$3,438	11.0%	$3,268	12.1%	$2,533	11.4%
Public Finance	2,226	7.2%	1,472	5.4%	1,379	6.2%
Investor Owned Utilities and Other	998	3.2%	529	2.0%	233	1.1%

Total International	$6,662	21.4%	$5,269	19.5%	$4,144	18.7%

Total	$31,119	100.0%	$27,054	100.0%	$22,154	100.0%

(1)	All par outstanding in this table is reported with a one-quarter lag. Due to rounding, the numbers may not add up to the totals.

(2)	Asset backed securities or ABS.

The following table sets forth the net par amount of our reinsurance business written, for each of the years indicated, by product line and bond type for transactions issued both in the United States and internationally.

	Net Par Written of RAM Re For the Year Ended December 31,
	2006		2005		2004
	Volume	%	Volume	%	Volume	%
	(dollars in millions)
US Public Finance
General Obligation and Lease	$873	10.6%	$1,231	14.7%	$1,663	20.6%
Tax Backed	462	5.6%	669	8.0%	389	4.8%
Transportation	208	2.5%	409	4.9%	201	2.5%
Healthcare	446	5.4%	402	4.8%	334	4.1%
Utility	387	4.7%	309	3.7%	410	5.1%
Investor Owned Utilities	62	0.7%	139	1.6%	21	0.3%
Higher Education	80	1.0%	116	1.4%	67	0.8%
Housing	41	0.5%	122	1.5%	38	0.5%
Other	63	0.8%	5	0.1%	21	0.3%

Total US Public Finance	$2,621	31.8%	$3,403	40.5%	$3,144	39.0%

US Structured Finance
Commercial ABS	$2,304	27.9%	$1,573	18.7%	$1,082	13.4%
Home Equity	672	8.1%	828	9.9%	1,366	16.9%
Autos	299	3.6%	508	6.0%	272	3.4%
Mortgage Backed Securities	126	1.5%	212	2.5%	536	6.6%
Banks and Other Corporate	50	0.6%	40	0.5%	34	0.4%
Other Consumer ABS	55	0.7%	11	0.1%	99	1.2%

Total Structured Finance	$3,506	42.5%	$3,173	37.8%	$3,388	42.0%

International
Asset Backed	$986	12.0%	$1,323	15.7%	$1,023	12.7%
Public Finance	690	8.4%	347	4.1%	415	5.1%
Investor Owned Utilities and Other	443	5.4%	156	1.9%	91	1.1%

Total International	$2,119	25.7%	$1,826	21.7%	$1,529	19.0%

Total	$8,246	100.0%	$8,401	100.0%	$8,061	100.0%

The following table sets forth our in force portfolio by percent of net par outstanding as of the years indicated by underlying rating assigned by RAM Re.

	RAM Re Percent of Net Par Outstanding(1) As of December 31,
RAM Re Rating	2006	2005	2004
AAA	18.6%	17.4%	14.4%
AA	25.5%	26.0%	24.2%
A	33.4%	34.8%	40.1%
BBB	21.8%	20.6%	19.7%
Below Investment Grade	0.8%	1.2%	1.5%

Total Percent of Net Par	100.0%	100.0%	100.0%

(1)	Due to rounding, the percentages in the table above may not add up to the totals.

The following table sets forth our in force portfolio net par outstanding as of the years indicated by geographic distribution.

	Net Par Outstanding of RAM Re As of December 31,
	2006		2005		2004
	Volume	%	Volume	%	Volume	%
	(dollars in millions)
United States
California	$2,300	7.4%	$1,985	7.3%	$1,767	8.0%
New York	1,841	5.9%	1,565	5.8%	1,280	5.8%
Florida	1,345	4.3%	1,102	4.1%	1,008	4.5%
Texas	1,068	3.4%	988	3.7%	936	4.2%
Illinois	1,040	3.3%	974	3.6%	803	3.6%
Washington	692	2.2%	640	2.4%	500	2.3%
Michigan	655	2.1%	598	2.2%	340	1.5%
Pennsylvania	620	2.0%	603	2.2%	577	2.6%
Massachusetts	616	2.0%	587	2.2%	365	1.6%
New Jersey	591	1.9%	565	2.1%	531	2.4%
Other States	6,255	20.1%	5,400	20.0%	4,843	21.9%
Multi-State	7,434	23.9%	6,778	25.1%	5,060	22.8%

US Sub-total	$24,456	78.6%	$21,785	80.5%	$18,010	81.3%

International
United Kingdom	$2,098	6.7%	$1,468	5.4%	$1,286	5.8%
Australia	625	2.0%	439	1.6%	320	1.4%
Germany	432	1.4%	457	1.7%	352	1.6%
Italy	416	1.3%	180	0.7%	162	0.7%
Canada	181	0.6%	158	0.6%	105	0.5%
France	117	0.4%	87	0.3%	49	0.2%
Chile	114	0.4%	104	0.4%	63	0.3%
Turkey	110	0.4%	119	0.4%	73	0.3%
Japan	104	0.3%	32	0.1%	35	0.2%
Korea	103	0.3%	154	0.6%	47	0.2%
Other Countries	416	1.3%	347	1.3%	326	1.5%
Multinational	1,945	6.3%	1,727	6.4%	1,326	6.0%

Int. Sub-total	$6,662	21.4%	$5,269	19.5%	$4,144	18.7%

Total Par	$31,119	100.0%	$27,054	100.0%	$22,154	100.0%

The following table sets forth our ten largest obligor for each of our product lines as of December 31, 2006 by net par outstanding. The table also indicates the country domicile of the transaction and the RAM Re rating assigned to the obligor.

		RAM Re Net Par Outstanding as of December 31, 2006
	Top 10 Largest Public Finance Exposures:	Country	NPO	RAM Re Rating(1)
		(dollars in millions)
1	New York City, NY	US	$220	A+
2	California (State of)—GO/Appropriation	US	215	A+
3	New Jersey (State of)—GO/Appropriation	US	209	AA–
4	New York State Thruway Auth, NY—Gasoline Tax Statewide	US	200	AA–
5	Washington (State of)—GO/Appropriation	US	195	AA
6	Citizens Property Insurance Corporation, FL	US	188	A–
7	Chicago, IL	US	175	A
8	Detroit (City of), MI GO	US	175	BBB–
9	Massachusetts (State of)—GO/Appropriation	US	160	AA–
10	Dallas-Fort Worth International Airport	US	140	A

	Total		$1,880

		RAM Re Net Par Outstanding as of December 31, 2006
	Top 10 Largest Structured Finance Exposures:	Country	NPO	RAM Re Rating(1)
		(dollars in millions)
1	Super Senior Synthetic Static CDO of Investment Grade CMBS	US	$125	AAA
2	Super Senior Synthetic CDO of Investment Grade Corporates	MULTI	120	AAA
3	Hertz Vehicle Financing LLC	US	120	BBB
4	ARG Funding Corp 2005-1 (Vanguard Car Rental)	US	119	BBB
5	Pooled Actuarial Insurance Policy Securitization—Reg XXX	US	113	BBB
6	Pooled Actuarial Insurance Policy Securitization—Reg XXX	US	108	AA
7	Senior Synthetic CLO	US	106	AA
8	Super Senior Synthetic CDO of Investment Grade Corporates	MULTI	105	AAA
9	Super Senior Synthetic Static Emerging Market Sovereign CDO	MULTI	103	AAA
10	Super Senior Semi-Synthetic Managed Investment Grade CDO	MULTI	101	AAA

	Total		$1,120

(1)	Rating assigned by RAM Re, which takes into consideration ratings assigned by the primaries and the rating agencies.

Underwriting and Risk Management

We maintain various processes and controls intended to develop an acceptable portfolio of risks and to monitor and manage credit risk, including formal underwriting guidelines that are administered by a Credit Committee, composed of senior management, and reviewed and approved by the Risk Management Committee of the board of directors. These guidelines establish, amongst other things, exposure limits and underwriting criteria for sectors, countries, single risks and servicers.

The policies that we reinsure are underwritten to a remote-loss standard, which means that at the time a policy on any particular transaction is issued (and when we reinsure it), no losses are expected for the entire term of the policy. Prior to assuming reinsurance exposures from any new primary insurer, we will review the operations of the primary insurer to determine adherence by the primary to a remote-loss underwriting standard. In addition to our own views on the quality of the risks we assume, such investment grade quality standard is independently established by Moody’s and Standard & Poor’s for substantially all of the transactions reinsured. In limited instances, the investment grade standard may only be available from one of these two rating agencies or, if the primary insurer deems the credit to be of high investment grade, from neither rating agency.

Our underwriting guidelines are based on those aspects of credit quality that we deem important for the category of bond being considered for reinsurance. In addition, our underwriting guidelines take into consideration primary insurer and rating agency criteria established for the category. Such guidelines are updated periodically as appropriate to reflect changes in risk profiles, additional knowledge obtained and changes in the structure of the transactions being reinsured. Our underwriting is performed by a team of experienced analysts and all treaties and facultative transactions and changes to our underwriting guidelines are approved by a Credit Committee comprised of our senior officers. In addition, all changes to our underwriting guidelines and treaties are approved by our Risk Management Committee of the board of directors and the board of directors.

Underwriting guidelines for public finance exposure consider such risk factors as the credit quality of the issuer, the type of issue, repayment source, the maturity of an issue, the financial strength and stability of the issuer, and various legal and structural features that bear on obligation to repay debt and sources of repayment. For structured finance obligations, underwriting considerations include the amount and quality of assets underlying an issue, historical performance of the asset class, over-collateralization or other credit enhancement, servicer performance risk, and legal structure. In addition to factors such as those above, international transactions involve assessment of sovereign risk, political risk and the laws affecting the underlying assets that support structured finance obligations.

We consider all types of investment grade public finance and structured finance securities for reinsurance, as well as limited types of corporate obligations (primarily obligations of secured investor-owned utilities and short-term bank deposits). We concentrate on selecting those credit sectors and obligations that we believe are fundamentally sound and that provide the most potential for profitability from within the total pool of available obligations in compliance with our underwriting and pricing guidelines, rather than limiting reinsurance activity to specific types of obligations. We seek to avoid any substantial concentration of exposure by specific type of bond, geographic area, issuer or maturity. As an essential element of our business we focus on those primary insurers which, in our opinion, adhere to stringent underwriting guidelines and almost all of which are rated “AAA” and “Aaa” by Standard & Poor’s and Moody’s, respectively.

We seek to limit our exposures to single risks, which generally means obligations of an issuer that are payable from the same revenue stream or are secured by a common pool of assets, based upon an evaluation of the relative level of risk present in the particular reinsured transaction. Our single risk guidelines therefore apply to the type of transaction being ceded as well as to a transaction’s uninsured rating.

We base our single risk guidelines for public finance transactions on Standard & Poor’s limits, with the highest limits for the lowest risk product lines, such as general obligation bonds and water and sewer transactions. To manage our exposure to risks in large public finance transactions, we maintained a retrocessional facility with a reinsurer under which we are able to cede certain public finance risks that exceed our internal single risk limits subject to limits by risk categories. This retrocessional agreement does not relieve RAM Re from its obligation to a reinsured. During 2006, we retroceded $2.1 million of premium under this agreement. RAM Re did not retrocede premiums in any year prior to 2006.

For structured finance transactions our single risk guidelines are based upon the Standard & Poor’s capital charge and credit gap methodology, with such capital charges and related credit gaps being further adjusted for bond sector and underlying transaction rating. Our application of that methodology for structured finance transactions, however, typically results in our having retentions that are significantly below the amounts that the Standard & Poor’s methodology would allow without adjustment. In addition to limiting single risks for structured finance transactions, we also seek to limit our aggregate risk to particular originators/servicers. We do this by aggregating our total exposure to originators/servicers and discounting this aggregate exposure by an assumed correlation factor. The result of this calculation is then compared to an aggregate originator/servicer risk limit that is sensitive to the ceded transactions’ underlying ratings.

The substantial majority of our business is ceded pursuant to reinsurance treaties under which we commit to reinsure specified business from a ceding company for a period of time, usually a one-year period. Although we have the ability to exclude certain categories of risk from a treaty, and even certain issues or issuers, we have limited ability to control the individual risk ceded pursuant to the terms of a treaty. In recognition of this, before we enter into a treaty and periodically thereafter we conduct substantial due diligence on a primary. This includes review and assessment of the quality of a primary’s insured portfolio, including ratings, diversification, loss experience, and watch lists; meetings with senior underwriting management to review practices and controls; review of pricing, capital charges, risk levels, ratings, product line and geographic location of the obligations; and a review of financial strength and profitability. We actively monitor ceded exposures to assess ceded risk and conduct periodic underwriting and surveillance reviews of ceding companies to assure that these meet our expectations and we may seek adjustments to treaties at the time of renewal in response to our assessment of ceded business.

We also reinsure facultative transactions with each of the primaries and, on occasion, with other financial guaranty reinsurance companies. Similar to our general practice with respect to our treaty reinsurance business, our facultative transactions are assumed by us on a proportional or quota share basis under which our customers retain a portion of the risk. Unlike treaty reinsurance, however, each facultative transaction is individually evaluated. The nature and extent of that evaluation depends upon the transaction’s product line, size, underlying credit ratings and whether or not it is a repeat transaction that has been reviewed in the past. In all instances, the primary insurer will have provided us with its own internal underwriting report that assesses the creditworthiness of the transaction, provides pricing and capital charge information and proposes any recommendations regarding changes in the transaction terms that the primary insurer is seeking prior to offering to insure it. For more complex transactions the underlying transaction documents, feasibility studies, database search results and rating agency reports are also provided as applicable. In addition to evaluating the particular transaction for creditworthiness and appropriate pricing, we also evaluate the extent to which participating in a particular facultative transaction will assist in attaining our diversification objectives. On occasion, otherwise acceptable transactions are not reinsured because they would be detrimental to those diversification objectives.

Surveillance Process and Watch List

Our underwriters and risk management staff perform periodic reviews of our reinsured portfolio in order to ensure continued compliance with our general risk diversification guidelines, which include, for example, limits on bond sector, originator/servicer and geographic concentrations. In addition, during these reviews our portfolio profile is also compared to those of our competitors and to the ceding primary companies to verify that our underwriting standards are effectively maintaining the credit quality of our portfolio compared to the industry as a whole. Surveillance reviews are also used to identify trends or issues in particular industries or sectors that may serve to alter or limit our reinsurance activities in those sectors.

In terms of reviews on individual transactions, we rely heavily upon the substantial surveillance activities of the primary insurers, and supplement these reviews with rating agency and general market information. Each of the primary insurers maintains a “watch list” for credits that have been identified as requiring greater than the usual level of ongoing scrutiny and/or intervention. The primary insurer is required to notify us when any transaction it has reinsured has been placed on such a watch list.

We maintain a watch list and the purpose of our watch list is to identify those transactions requiring increased monitoring. Transactions on our watch list are divided into four categories generally based upon the following definitions. Category 1 includes transactions for which performance of the issue or that of an issuance participant is sufficiently below expectations that increased monitoring is required; however, the risk of loss remains remote. Category 2 transactions include those for which performance of an issue or that of an issuance participant is sufficiently below expectations that increased monitoring is required and remedial intervention by the primary insurer is either planned or already in progress. If performance has deteriorated to the point where concerns about the issuer’s continued ability to meet debt service requirements on a timely basis are substantial, such transaction would be classified as a Category 3 transaction. Category 4 transactions include those for which claims or loss adjustment expense payments are likely. Designation of a transaction as Category 4 generally coincides with the establishment of a case basis loss reserve.

As of December 31, 2006, our watch list consisted of 110 credits, comprising aggregate par amount outstanding of $580.0 million. The par amount of the credits in each category is shown in the table below:

	Net Par Outstanding of RAM Re As of December 31,
	2006		2005		2004
	Volume	%	Volume	%	Volume	%
	(dollars in millions)
Public Finance & Investor Owned Utilities
Category 1	$138.1	14.3%	$27.2	7.8%	$9.2	2.3%
Category 2	41.9	7.2%	45.9	13.2%	30.7	7.7%
Category 3	20.9	13.1%	8.3	2.4%	2.8	0.7%
Category 4	15.0	2.6%	15.0	4.3%	0.0	0.0%

Total Public Finance	$215.8	37.2%	$96.4	27.6%	$42.7	10.7%

Structured Finance & Non-Investor Owned Utilities Corp
Category 1	$295.3	50.9%	$64.8	18.6%	$160.2	40.2%
Category 2	15.9	2.7%	81.1	23.3%	94.0	23.6%
Category 3	31.8	5.5%	42.4	12.2%	59.5	14.9%
Category 4	21.2	3.6%	64.1	18.4%	41.7	10.5%

Total Structured Finance	$364.2	62.8%	$252.4	72.4%	$355.4	89.3%

Total	$580.0	100.0%	$348.8	100.0%	$398.1	100.0%

Total as a % of Total Portfolio Net Par	1.86%		1.29%		1.80%

Most of our Category 4 transactions as of December 31, 2006 were related to ABS transactions. Historical loss experience in the financial guaranty industry on ABS transactions indicates that losses on ABS transactions are typically low relative to the net par outstanding at the time of loss recognition. Each of the transactions in Category 4 has been examined individually to determine the likelihood, timing and severity of expected losses. Although there can be no assurance that actual experience will not vary from our loss expectation, our existing case reserves represent our best estimate of likely future losses on our Category 4 transactions, with such estimates updated quarterly. All of our current Category 4 transactions include losses that are estimable.

Loss Reserves

Our liability for losses and loss adjustment expenses consists of case basis reserves and an unallocated reserve.

Case basis reserves are established based on primary insurer reports and internal review and evaluation of obligations that either have already defaulted or have a high probability of default. Case basis reserves are established based on the present value of the expected ultimate losses and loss adjustment expense that we expect to pay less estimated recoveries. Our current case basis reserves consist of the estimated losses on our Category 4 transactions. We maintain an unallocated reserve based on the unallocated reserve amounts established by primary insurers for their portfolios and the relative size and credit risk of our in-force portfolio, taking into account the rating agencies’ views of credit quality, as well as management judgment (see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies—Losses and Loss Expense Reserves” for further information).

Problem credits are identified initially by the primary insurers at least on a quarterly basis. Our risk management staff uses this input to identify and assess the status of individual credits. Quarterly, a Management Committee comprised of our senior officers formally reviews case and unallocated reserves. The committee establishes reserves that it believes are adequate to cover the ultimate liability for losses and loss adjustment expenses. These reserves are necessarily based on estimates and may vary materially from actual results. Adjustments based on actual loss experience will be recorded in the periods in which they become known.

As of December 31, 2006, our losses and loss expense reserves were $14.5 million compared to total reserves of $16.6 million at December 31, 2005. Losses and loss expense reserves were $13.9 million at March 31, 2007. The following table sets forth the balances for the previous two years and the most recent quarter of losses and loss expense reserves, including case basis reserves and unallocated reserves:

	As of March 31,	As of December 31,
Loss Reserves	2007	2006	2005
	(dollars in thousands)
Cash Reserves	$2,565	$3,010	$6,257
Unallocated Loss Reserves	11,356	11,496	10,338

Total	$13,921	$14,506	$16,595

Rating Agencies

RAM Re has been assigned a “AAA” (Extremely Strong) rating from Standard & Poor’s and a “Aa3” (Excellent) rating from Moody’s. Moody’s rating outlook is “stable” while in July of 2006 Standard & Poor’s revised its outlook for the rating from “stable” to “negative,” commenting that the revision “reflects the below-average earnings and ROE earned by the company over the past several years, coupled with concern regarding the level and pace of improvement in the near to intermediate future.” We do not believe that the change in outlook by Standard & Poor’s has had or will have an adverse impact on our business, although an actual reduction in or loss of rating would have a material adverse affect on our ability to compete, on the terms of our reinsurance and on our financial results.

The major rating agencies have developed and published rating guidelines for rating financial guaranty reinsurers. The financial strength ratings assigned by the rating agencies are based upon factors and criteria include consideration of the sufficiency of our capital resources to meet projected growth (as well as access to such additional capital as may be necessary to continue to meet applicable capital adequacy standards), our overall financial strength, and demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development and investment operations.

In assessing capital adequacy of the primaries, the rating agencies will grant credit against a primary insurer’s capital requirements and single risk limits for insurance ceded to a reinsurer in an amount that is a function of the financial strength rating of the reinsurer. The rating agencies currently allow the greatest credit to a primary insurer’s capital requirements and single risk limits for reinsurance ceded to a monoline reinsurer with a financial strength rating of “AAA.” We have a financial strength rating of “AAA” from Standard & Poor’s. For example, Standard & Poor’s has established the following reinsurance credit for business ceded to a monoline reinsurer:

	Monoline Reinsurer Rating
Primary Insurer Rating	AAA	AA	A	BBB
AAA	100%	70%	50%	No credit
AA	100%	75%	70%	50%
A	100%	80%	75%	70%

Investments

Our investment portfolio is an important factor in ensuring our financial strength and stability while providing long term predictable growth and income. Our investment objectives include preservation of principal, maintaining a high quality, liquid investment portfolio within a prescribed duration range, and achieving stable net investment income. As of December 31, 2006, the duration of our portfolio is 4.08 years and the weighted portfolio credit quality is an “AA+” rating by Standard & Poor’s.

Our invested assets are managed by professional asset management firms, New England Asset Management, and MBIA Capital, a wholly-owned subsidiary of one of our customers. Investment decisions are constrained and guided by investment policy and guidelines developed by RAM Re and adopted by our board of directors. Our investment portfolio consists of fixed maturities and short-term investments. The portfolio is reported at fair value based upon quoted market prices provided by either independent pricing services or, when such prices are not available, by reference to broker or underwriter bid indications.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Investment Portfolio” for further information.

Competition in the Financial Guaranty Reinsurance Market

Primary financial guaranty companies choose reinsurance providers based upon several factors, including overall financial strength, financial strength ratings by the major rating agencies, single risk capacity, and, to a lesser extent, level of service quality and whether or not the reinsurer competes with the primary company. We are currently among the smallest of the financial guaranty reinsurers as measured by equity capital, but are the only independent “AAA”-rated financial guaranty insurance company with dedicated capacity that does business only with third parties.

Our major competitors include Assured Guaranty Re, XLFA, Channel Reinsurance Ltd., BluePoint Re Limited, and Radian Asset Assurance Inc, while several multiline insurance companies continue to offer financial guaranty reinsurance capacity as well. We also compete directly and indirectly with certain credit derivative transactions and other alternative transaction structures that may be a more attractive alternative to traditional financial guaranty reinsurance. In addition, issuers may choose to divide large transactions among several primary insurers reducing or eliminating the need for reinsurance. Primary insurers may also choose to reinsure transactions with other primary insurers directly also reducing or eliminating the need for reinsurance.

Regulation in Bermuda

As a holding company, we are not subject to Bermuda insurance regulations. The Bermuda Insurance Act, which regulates the insurance business of RAM Re, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Bermuda Insurance Act by the BMA. Under the Bermuda Insurance Act insurance business includes reinsurance. The BMA, in deciding whether to grant registration, has broad discretion to act as it believes is in the public interest. The BMA is required by the Bermuda Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In addition, the BMA is required by the Insurance Act to determine whether a person who proposes to control 10%, 20%, 33% or 50% (as applicable) of the voting power of a Bermuda registered insurer or its parent company is a fit and proper person to exercise such degree of control. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose at any time.

The Bermuda Insurance Act imposes on Bermuda insurance companies’ solvency and liquidity standards, as well as auditing and reporting requirements. The day-to-day supervision of insurers is the responsibility of the BMA. The Bermuda Insurance Act also grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below:

Classification of Insurers. The Bermuda Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation and Class 3 insurers subject to the next strictest regulation. RAM Re is registered as a Class 3 insurer and is regulated as such under the Bermuda Insurance Act.

Cancellation of Insurer’s Registration. The BMA, on certain grounds specified in the Bermuda Insurance Act, may cancel an insurer’s registration. Failure of the insurer to comply with its obligations under the Bermuda Insurance Act or, if the BMA believes that the insurer has not been carrying on business in accordance with sound insurance principles, would be such grounds.

Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Bermuda Insurance Act, the principal office of RAM Re is at RAM Re House, 46 Reid Street, Hamilton HM12 Bermuda, and Vernon Endo is the principal representative of RAM Re. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such unless 30 days’ notice in writing to the BMA is given of the intention to do so. A principal representative shall forthwith notify the BMA, in such a manner as it may direct, (a) on his reaching a view that there is a likelihood of the insurer for which he acts becoming insolvent; (b) on its coming to his knowledge, or his having reason to believe, that an event to which the applicable section of the Bermuda Insurance Act applies has occurred. Within 14 days of such notification, the principal representative shall furnish the BMA with a report in writing setting out all the particulars of the case that are available to him. Examples of such a reportable “event” include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio, or the insurer’s ceasing to carry on insurance business in or from within Bermuda.

Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer. RAM Re’s statutory financial statements, as a Class 3 insurer, must be filed annually with the BMA. The independent auditor of the insurer must be approved by the BMA and may be the same person or firm that audits the insurer’s financial statements under generally accepted accounting principles and reports for presentation to its shareholders. Our independent auditor is PricewaterhouseCoopers (Bermuda).

Loss Reserve Specialist. As a Class 3 insurer, RAM Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist will normally be a qualified casualty actuary and must be approved by the BMA. Simon Lambert FIA, MAAA is RAM Re’s loss reserve specialist and an employee of PricewaterhouseCoopers (Bermuda).

Annual Statutory Financial Statements. An insurer must prepare annual statutory financial statements. The Bermuda Insurance Act prescribes rules for the preparation and substance of such statutory financial statements, which include, in statutory form, a balance sheet, income statement, a statement of capital and surplus and notes thereto. The insurer is required to give detailed information and analysis regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP. They are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Bermuda Companies Act, which may be prepared in accordance with U.S. GAAP. As a general business insurer, RAM Re is required to submit the annual statutory financial statements as part of its annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA or the Registrar of Companies of Bermuda.

Annual Statutory Financial Return. RAM Re, as a Class 3 insurer, is required to file with the BMA a statutory financial return no later than four months after its financial year-end, unless specifically extended. The statutory financial return includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, a general business solvency certificate, the statutory financial statements themselves and the opinion of the loss reserve specialist. The solvency certificate must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer’s accounts have been audited for any purpose other than compliance with the Bermuda Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions. Under the Bermuda Insurance Act, the value of the general business assets of a Class 3 insurer, such as RAM Re, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin, or the general business solvency margin. As a Class 3 insurer: (1) RAM Re is required to maintain the general business solvency margin being a minimum solvency margin equal to the greatest of: (A) $1,000,000; (B) 20% of net written premiums up to $6,000,000 plus 15% of net written premiums over $6,000,000; or (C) 15% of loss and other insurance reserves; (2) at any time RAM Re fails to meet its general business solvency margin it must, within 30 days after becoming aware of that failure or having reason to believe that such failure has occurred, file with the BMA a written report containing particulars of the circumstances leading to the failure and of the manner and time within which the insurer intends to rectify the failure; (3) RAM Re is prohibited from declaring or paying any dividends at any time it is in breach of its general business solvency margin or the required minimum liquidity ratio, or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio; (4) if RAM Re has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, RAM Re will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year; and (5) RAM Re is prohibited, without the prior approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s statutory financial statements. Total statutory capital includes paid-up share capital, and redemption or repurchase of shares will be a reduction in total statutory capital. Additionally, under the Bermuda Companies Act, the Company and RAM Re may only declare or pay a dividend if the Company or RAM Re, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

Minimum Liquidity Ratio. The Bermuda Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business (as is the case for RAM Re) is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable, and reinsurance balances receivable. There are certain categories of assets, which, unless specifically permitted by the BMA, do not qualify as relevant assets, such as, unquoted equity securities, investments in and advances to affiliates, and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention. The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer’s policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer’s business.

If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration or a person is a controller despite objections of the BMA, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments, (7) to limit its premium income, and/or (8) to remove a controller or officer.

Disclosure of Information. In addition to powers under the Bermuda Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer or certain other persons to be produced to the BMA. Further, the BMA has been given powers to assist other regulatory authorities with their investigations involving insurance and reinsurance companies in Bermuda, subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Bermuda Insurance Act provides sanctions for breach of the statutory duty of confidentiality. Under the Bermuda Companies Act, the Bermuda Minister of Finance has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Bermuda Minister’s of Finance powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Bermuda Minister of Finance must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Bermuda Minister of Finance must consider, among other things, whether it is in the public interest to give the information sought.

Controller Notification. Each shareholder or prospective shareholder will be responsible for notifying the BMA in writing within 45 days of his becoming a controller, directly or indirectly, of 10%, 20%, 33% or 50% of the Company and ultimately RAM Re. The BMA may serve a notice of objection on any controller of RAM Re if it appears to the BMA that the person is no longer fit and proper to be such a controller. RAM Re will be responsible for giving written notice to the BMA of the fact that any person has become or ceases to be 10%, 20%, 33% or 50% controller of RAM Re. The Notice has to be given within 45 days of becoming aware of the relevant facts.

Certain Other Bermuda Law Considerations. We must comply with the provisions of the Bermuda Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Although we are incorporated in Bermuda, we are classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, we may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

We have been incorporated in Bermuda as an “exempted company.” Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but they may not participate in certain business transactions, including (1) the acquisition or holding of land in Bermuda (except as may be required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of BD$50,000 without the consent of the Bermuda Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance, to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda. RAM Re does not have such a special license.

Exempted companies, such as RAM Re, must comply with Bermuda resident representation provisions under the Bermuda Companies Act. Under Bermuda law, non-Bermudians (other than spouses of Bermudians, or holders of a permanent resident’s certificate, or holders of a working resident’s certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian, or holder of a permanent resident’s certificate, or holder of a working resident’s certificate) is available who meets the minimum standards reasonably required by the employer. The current policy of the Bermuda government is to place a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. There are employee protection laws and social security laws in Bermuda that apply to our employees based in Bermuda.

Regulation Outside Bermuda

RAM Re is registered as an insurer in Bermuda and permitted to write reinsurance. We are not permitted to conduct business in any jurisdiction in the United States, or in any other country.

The insurance laws of each state of the United States and of many non-U.S. jurisdictions regulate the sale of insurance and reinsurance therein by alien insurers, such as us, which are not authorized or admitted to do business within such jurisdiction. We do not maintain an office, solicit insurance business, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that we be so authorized or admitted. We conduct our U.S. business in a manner similar to that employed by other non- admitted reinsurers that provide reinsurance to U.S. primary insurers. Moreover, we have developed operating guidelines to assist our personnel in conducting business in conformity with the laws of U.S. jurisdictions and we do not believe that our operations would result in any violation of the insurance laws of any U.S. or non-U.S. jurisdiction.

An unlicensed reinsurer’s business operations may also be affected by regulatory requirements governing “credit for reinsurance” which are imposed on its primary insurers. Where a primary insurer has obtained reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which a U.S. primary insurer files statutory financial statements, it is permitted to reflect in its statutory financial statement a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss adjustment expense, or LAE, reserves ceded to the reinsurer. Although we are an unlicensed reinsurer for U.S. regulatory purposes and therefore are not licensed, accredited or approved by any U.S. jurisdiction or state, our U.S. primary insurers will generally be permitted a credit to their statutory financial statements for reinsurance provided by us where we provide a qualifying letter of credit, a deposit of assets in trust or other acceptable security arrangement and meet certain other financial and regulatory requirements. In addition, a U.S. primary insurer is required to establish and maintain a contingency reserve pursuant to the California, Connecticut, Florida, Iowa and New York insurance laws and to make contributions to its contingency reserve equal to the greater of 50% of written premiums for the relevant category of insurance or a percentage of the principal guaranteed or outstanding, depending upon the type of obligation. A U.S. primary insurer is permitted to reduce its contingency reserves by an amount of the contingency reserve that a reinsurer is required to establish and maintain pursuant to a reinsurance agreement between the parties.

In general, the Bermuda statutes and regulations applicable to us are less restrictive than those that would be applicable to us were we subject to the insurance laws of any state in the United States.

Employees

We have 13 employees and believe that our employee relations are satisfactory.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares in this offering. The selling shareholders will receive all of the proceeds from this offering. We will pay all expenses of this offering, other than underwriting fees, discounts and commissions, which will be borne by the selling shareholders.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling shareholders, the number of common shares owned by the selling shareholders immediately prior to the date of this prospectus supplement and the number of shares to be offered by the selling shareholders pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common shares by the selling shareholders as adjusted to reflect the assumed sale of all of the shares offered under this prospectus supplement, excluding shares that may be sold to the underwriters upon exercise of their over-allotment option to purchase additional shares. Percentage of beneficial ownership before and after this offering is based on 27,238,397 common shares outstanding as of May 31, 2007. Beneficial ownership is based on information furnished by the selling shareholders. Unless otherwise indicated and subject to community property laws where applicable, the selling shareholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Beneficial Ownership of Selling Shareholders Prior to This Offering		Number of Shares Offered In This Offering	Beneficial Ownership of Selling Shareholders After This Offering
	Number	Percentage		Number	Percentage
Transatlantic Reinsurance Company(1)	2,935,413	10.8%	1,608,716	1,326,697	4.9%
GSC Group(2)
Greenwich Street Capital Partners II, L.P.	2,958,566	10.9%	1,621,405	1,337,161	4.9%
Greenwich Fund, L.P.	100,230	*	54,930	45,300	*
Greenwich Street Employees Fund, L.P.	176,605	*	96,786	79,819	*
TRV Executive Fund, L.P.	14,599	*	8,001	6,598	*
CIVC Sidecar Fund, L.P.(3)(4)	1,259,883	4.6%	1,259,883	-	-

*	Less than 1%.

(1)	The address of the beneficial owner is 80 Pine Street, New York, New York 10005. Steven S. Skalicky, an officer of Transatlantic Reinsurance Company, is a member of our board of directors.

(2)

The address of the beneficial owner is 12 East 49th Street, Suite 3200, New York, New York 10017. 3,250,000 common shares are held directly by the following entities in the following amounts: Greenwich Street Capital Partners II, L.P. (“Greenwich II”) owns 2,958,566 common shares; TRV Executive Fund, L.P. (“TRV”) owns 14,599 common shares; Greenwich Street Employees Fund, L.P. (“Greenwich Employees”) owns 176,605 common shares and Greenwich Fund, L.P. (“Greenwich Fund”) owns 100,230 common shares. Greenwich Street Investments II, LLC (“GSI II”) is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), L.P. (“GSCP L.P.”) is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), Inc. (“GSCP Inc.”) is the general partner of GSCP L.P. GSC Group, Inc. (“GSC Group”) owns all of the outstanding capital stock of GSCP Inc. Daniel C. Lukas, an officer of GSC Group, is a member of our board of directors. GSC Active Partners Holdings, L.P. (“Holdings”) owns all of the Class A Common Stock of GSC Group. GSC Active Partners, Inc. (“Active Partners”) is the general partner of Holdings. Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman and Christine K. Vanden Beukel are the managing members and executive officers of GSI II. Robert F. Cummings, Jr., Mr. Eckert, Mr. Hamwee, Mr. Hayden, Andrew Wagner and Joseph H. Wender are the stockholders and executive officers of Active Partners. Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective common shares on or about May 1, 2006 in respect of the shares each such entity previously held in RAM Holdings II, Ltd. (“RAM II”) pursuant to the amalgamation of RAM II with RAM Holdings and related transactions as described in the RAM Holdings’ registration statement on Form S-1 (333-131763) filed with the SEC on February 10, 2006, as amended. Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group became the owner of all the outstanding capital stock of GSCP Inc., Holdings became the owner of all the Class A Common Stock of GSC Group, Active Partners became the general partner of Holdings and Messrs. Cummings, Eckert, Hamwee, Hayden, Wagner and Wender became stockholders and executive officers of Active Partners. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of GSI II, GSCP, L.P., GSCP, Inc., GSC Group, Holdings, Active Partners, and Messrs. Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Wender, and Ms. Vanden Beukel (together with GSI II, GSCP L.P., GSCP Inc., GSC Group, Holdings, Active Partners, Messrs. Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Wender, the “Affiliates”) by virtue of their relationships with Greenwich II, TRV, Greenwich Employees and Greenwich Fund, may be deemed to have shared voting and investment power over, and to be the indirect beneficial owners of, the 3,250,000 common shares owned in the aggregate by Greenwich II, TRV, Greenwich Employees and Greenwich Fund, representing 10.9% of the common shares outstanding. Each of the Affiliates disclaims beneficial ownership of the common shares except to the extent of each such entity’s and individual’s pecuniary interest in the common shares.

(3)

The address of CIVC Sidecar Fund, L.P. is 191 North Wacker Drive, Suite 1100, Chicago, Illinois 60606. BAS Capital Funding Corporation, an affiliate of Banc of America Securities LLC, owns a 99.5% limited partnership interest in CIVC Sidecar Fund, L.P., or CIVC Sidecar Fund. The general partner of CIVC Sidecar Fund is CIVC GP Sidecar Fund, L.P., which has sole voting and dispositive power over BAS Capital Funding Corporation’s limited partnership interest in CIVC Sidecar Fund. CIVC Sidecar GP, LLC is the general partner of CIVC GP Sidecar Fund, LP. Each of Messrs. Christopher J. Perry, Daniel G. Helle and Marcus D. Wedner is a managing member of CIVC Sidecar GP, LLC and collectively own a majority of the limited partnership interest of CIVC GP Sidecar Fund, LP. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above individual’s relationship with CIVC Sidecar Fund, CIVC GP Sidecar Fund, LP and CIVC Sidecar GP, LLC, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of our Company owned by CIVC Sidecar Fund. Each of the above entities and individuals disclaims beneficial ownership of our Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in our Company’s common shares. Michael J. Miller, a principal of CIVC Partners, was a director of our Company from 2002 to May 2006.

(4)

This selling shareholder is an affiliate of a broker-dealer and purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase of such shares, this selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

UNDERWRITING

The selling shareholders are offering the common shares described in this prospectus supplement and the accompanying prospectus through a number of underwriters. Banc of America Securities LLC is the representative of the underwriters. The selling shareholders have entered into a firm commitment underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, the selling shareholders have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Keefe, Bruyette & Woods, Inc.
Fox Pitt, Kelton Incorporated
Piper Jaffray & Co.

Total	4,649,721

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from the selling shareholders.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriters may allow a concession of not more than $  per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $  per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common shares are offered subject to a number of conditions, including:

•	receipt and acceptance of the common shares by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

Over-Allotment Option. Certain of the selling shareholders have granted the underwriters an over-allotment option to buy up to 697,458 additional common shares, at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales of shares by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus supplement. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from the selling shareholders in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. The selling shareholders will pay the underwriting discounts and commissions associated with the exercise of this option.

Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Selling Shareholders
	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $325,000. The underwriters have agreed to reimburse us for a portion of these expenses.

Listing. Our common shares are quoted on The Nasdaq Global Market under the symbol “RAMR”.

Stabilization. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representative also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representative may reclaim from any syndicate members or other dealers participating in the offering the commissions on shares sold by them and purchased by the representative in stabilizing or short covering transactions.

In addition, one or more selling shareholders may have covered short positions in respect of the shares being sold by them in this offering which will become uncovered as a result of the sale. After the distribution has been completed, they may close out these positions through purchases of the common shares in the open market.

These activities may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters and the selling shareholders commence the activities, they may discontinue them at any time. The underwriters and the selling shareholders may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Market Making. In connection with this offering, some underwriters may engage in passive market making transactions in our common shares on the Nasdaq Global Market. Passive market making is allowed during the period when the SEC’s rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common shares. A passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common shares; but if all independent bids are lowered below the passive market maker’s bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our common shares during the specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making at any time.

Lock-up Agreements. We, certain of our principal shareholders, all of our executive officers and all members of our board of directors will agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares, or any securities convertible into or exercisable for any common shares or any right to acquire our common shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common shares, whether any such transaction is to be settled by delivery of common shares or other securities, in cash or otherwise for a period of 90 days following the closing of this offering, subject to certain exceptions. The preceding sentence however does not apply to (i) the common shares sold in this offering; (ii) any common shares issued by us upon the exercise of an option or the vesting of a restricted share unit outstanding on the date of the Underwriting Agreement; (iii) certain transfers by shareholders to affiliates or related persons; or (iv) such issuances of options or grants of restricted share units under our stock option and incentive plans as described herein or in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Banc of America Securities LLC, at any time, and without notice, may release all or any portion of the common shares subject to the foregoing lock-up agreements.

Indemnification. We and the selling shareholders will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we and the selling shareholders are unable to provide this indemnification, we and the selling shareholders will contribute to payments the underwriters may be required to make in respect of those liabilities.

Conflicts/Affiliates. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and the selling shareholders for which services they have received, and may in the future receive, customary fees. Each of the underwriters served as an underwriter in connection with our initial public offering. In addition, Banc of America Securities LLC and its affiliates and Keefe, Bruyette & Woods and its affiliates have owned, currently own or may own, equity or equity-like securities of us or our affiliates. BAS Capital Funding Corporation, or BASCFC, owns a 99.5% limited partnership interest in CIVC Sidecar Fund, L.P. BASCFC is an affiliate of Banc of America Securities LLC and CIVC Sidecar Fund, L.P. is a selling shareholder in this offering and therefore will receive proceeds from this offering. This offering is being made in compliance with the applicable provisions of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc., or the NASD. As a bona fide market exists for our common shares, the NASD does not require that we use an independent underwriter for this offering.

Compliance with Non-U.S. Laws and Regulations

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of our common stock or has in its possession or distributes the prospectus supplement and the accompanying prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of common shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the common shares that has been approved by the Autorit des marchs financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorit des marchs financiers; no common shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, which we refer to as Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Montaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the common shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any Securities acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Montaire et Financier and applicable regulations thereunder.

United Kingdom

Each underwriter acknowledges and agrees that:

(i) (a) it is a person whose ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the common shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the common shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, or the FSMA, by the issuer;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Italy

The offering of the common shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or CONSOB) pursuant to Italian securities legislation and, accordingly, has represented and agreed that the common shares may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the common shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, which we refer to as Regulation No. 11522, or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, which we refer to as the Financial Service Act, and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the common shares or distribution of copies of the prospectus or any other document relating to the common shares in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No.  385 of September 1, 1993, as amended, which we refer to as the Italian Banking Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the common shares in the offering is solely responsible for ensuring that any offer or resale of the common shares it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus supplement and the accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the Financial Service Act and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive. The provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

LEGAL MATTERS

Certain matters as to U.S. law in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. The validity of common shares under Bermuda law will be passed upon by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

9,898,344 Shares

RAM Holdings Ltd.
Common Shares

The selling shareholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 9,898,344 of our common shares. We are not offering any of our common shares by this prospectus.

The registration of the common shares does not necessarily mean that any of the common shares will be offered or sold by any of the selling shareholders. We will receive no proceeds of any sales of the common shares, but will incur expenses in connection with the offering. See “Selling Shareholders” and “Plan of Distribution.”

Our common shares are listed on the NASDAQ Global Market under the symbol “RAMR.” The last reported sale price of our common shares on May 24, 2007 was $16.21 per share.

Investing in our common shares involves risks. You should read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2006, and any risk factors that may be included in any applicable prospectus supplement before investing in our common shares.

None of the Securities and Exchange Commission, any U.S. state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2007

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with information that is different from that contained in this prospectus, including any information included on our website. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority, which we refer to as the BMA, must approve all issuances and transfers of shares of a Bermuda exempted company. The BMA has granted its permission for the issue and subsequent transfer of the common shares being offered pursuant to this prospectus, as long as the common shares are listed on The NASDAQ Global Market, to and among persons who are resident and non-resident of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the offered common shares. Each time the selling shareholders sell any of these offered common shares, the selling shareholders will provide you with this prospectus and a prospectus supplement or other offering material, if applicable, that will contain specific information about the terms of that sale and the manner by which such common shares are offered. The prospectus supplement or other offering material also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering material, together with additional information described under the heading “Where to Find More Information.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act using a “shelf” registration process. Under a shelf registration process, the selling shareholders may, from time to time, sell common shares covered by this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, which can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices referred to under the heading “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of each document.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and “our company” refer to RAM Holdings Ltd. and references to “RAM Re” refer solely to RAM Reinsurance Company Ltd.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically, the insurance and reinsurance industries in general and general economic conditions. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “should,” “could,” “may,” “will,” “continue,” and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those discussed in our filings with the SEC, under the heading “Risk Factors” in our periodic reports filed with the SEC or in any prospectus supplement or other offering material, as well as future events such as the following:

•	the loss of significant customers with whom we have a concentration of our reinsurance in force;

•	our inability to execute our business strategy;

•	projected market capacity (including with respect to existing and potential future market entrants);

•	more severe losses or more frequent losses associated with our products;

•	income taxes, including our ability to write reinsurance business through Bermuda or other similarly tax efficient jurisdictions;

•	the timing of cash flows (including, principally, receipt of premium and timing of loss payments);

•	developments in the world’s financial and capital markets that adversely affect the performance of our investments;

•	continuing threats or terrorist attacks on the national, regional and local economies;

•	a downgrade of the financial strength ratings of RAM Re by Standard & Poor’s or Moody’s;

•	losses in our investment portfolio;

•	losses on credit derivatives;

•	changes in regulation or tax laws applicable to us, our subsidiaries or customers;

•	decreased demand for our reinsurance products;

•	our ability to identify, hire and retain qualified management and other personnel;

•	technological developments;

•	the effects of mergers, acquisitions, amalgamations and divestitures;

•	changes in accounting policies or practices;

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; and

•	other factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 or which may be included in our Quarterly Reports on Form 10-Q.

The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation publicly to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

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RAM HOLDINGS LTD.

RAM Holdings Ltd. was founded in 1998 as a Bermuda-based provider of financial guaranty reinsurance. We conduct substantially all of our operations through our wholly-owned subsidiary, RAM Reinsurance Company Ltd. We provide financial guaranty reinsurance for public finance and structured finance obligations, covering risks in both the United States and international markets. We are currently the only financial guaranty reinsurer that is both rated “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which we refer to as Standard & Poor’s, and focused solely on providing reinsurance to third parties.

Our principal executive offices are located at RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda and our telephone number at that location is (441) 296-6501. Our website is located at www.ramre.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus.

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RISK FACTORS

An investment in our common shares involves significant risks. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006, and that may be contained in any filing we make with the SEC or any applicable prospectus supplement or other offering material, in addition to the other information contained in this prospectus, in an applicable prospectus supplement or incorporated by reference herein or therein, before purchasing any common shares. Additional risks and uncertainties not described in our Annual Report on Form 10-K for the year ended December 31, 2006 and not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adverse affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. In such case, you could lose a portion of your original investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any common shares offered by this prospectus. We will pay all expenses of the registration and sale of the common shares, other than underwriting discounts and commissions.

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SELLING SHAREHOLDERS

The shareholders named below or their pledgees, donees, transferees or other successors in interest who we collectively refer to in this prospectus as selling shareholders, may from time to time offer and sell any and all of the common shares offered by this prospectus.

We are registering these shares, pursuant to the terms of the registrations rights provisions of the Shareholders Agreement that we entered into with the selling shareholders, to permit the selling shareholders to resell their common shares when they deem appropriate. See “Description of Share Capital–Shareholders Agreement.” The selling shareholders may resell all, a portion or none of their shares at any time and from time to time. The selling shareholders may also sell, transfer or otherwise dispose of some or all of their common shares in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer their common shares for sale under this prospectus. We will pay all expenses incurred with respect to the registration and sale of the common shares owned by the selling shareholders, other than underwriting fees, discounts and commissions, which will be borne by the selling shareholders.

The table below sets forth information as of May 24, 2007 regarding beneficial ownership of our common shares by each selling shareholder. The number of shares, if any, to be offered by each shareholder, and the amount and percentage of common shares to be owned by each selling shareholder following any offering made pursuant to this prospectus, will be disclosed in the prospectus supplement issued in respect of that offering. The number of common shares outstanding as of May 24, 2007 was 27,238,397.

The selling shareholders may offer all, some or none of the common shares show in the table. Because the selling shareholders may offer all or some portion of the common shares, we have assumed for purposes of completing the last column in the table that all common shares offered hereby will have been sold by the selling shareholders upon termination of sales pursuant to this prospectus.

Name of Beneficial Owner	Beneficial Ownership of Selling Shareholders Prior to This Offering		Number of Shares Offered In This Offering	Beneficial Ownership of Selling Shareholders After This Offering**
	Number	Percentage		Number	Percentage
Transatlantic Reinsurance Company(1)	2,935,413	10.8%	2,935,413	—	—
GSC Group(2)
Greenwich Street Capital Partners II, L.P.	2,958,566	10.9%	2,958,566	—	—
Greenwich Fund, L.P.	100,230	*	100,230	—	—
Greenwich Street Employees Fund, L.P.	176,605	*	176,605	—	—
TRV Executive Fund, L.P.	14,599	*	14,599	—	—
CIVC Sidecar Fund, L.P.(3)	1,259,883	4.8%	1,259,883	—	—
High Ridge Capital Partners Limited Partnership(4)	2,453,048	9.0%	2,453,048	—	—

*	Less than 1%.

**

Assumes that each named selling shareholder sells all of the common shares it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common shares subsequent to the date as of which we obtained information regarding its holdings. The selling shareholders are not obligated to sell all or any portion of the common shares.

(1)	The address of the beneficial owner is 80 Pine Street, New York, New York 10005. Steven S. Skalicky, an officer of Transatlantic Reinsurance Company, is a member of our board of directors.

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(2)

The address of the beneficial owner is 12 East 49th Street, Suite 3200, New York, New York 10017. 3,250,000 Common Shares are held directly by the following entities in the following amounts: Greenwich Street Capital Partners II, L.P. (“Greenwich II”) owns 2,958,566 Common Shares; TRV Executive Fund, L.P. (“TRV”) owns 14,599 Common Shares; Greenwich Street Employees Fund, L.P. (“Greenwich Employees”) owns 176,605 Common Shares and Greenwich Fund, L.P. (“Greenwich Fund”) owns 100,230 Common Shares. Greenwich Street Investments II, LLC (“GSI II”) is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), L.P. (“GSCP L.P.”) is the manager of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. GSCP (NJ), Inc. (“GSCP Inc.”) is the general partner of GSCP L.P. GSC Group, Inc. (“GSC Group”) owns all of the outstanding capital stock of GSCP Inc. Daniel C. Lukas, an officer of GSC Group, is a member of our board of directors. GSC Active Partners Holdings, L.P. (“Holdings”) owns all of the Class A Common Stock of GSC Group. GSC Active Partners, Inc. (“Active Partners”) is the general partner of Holdings. Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman and Christine K. Vanden Beukel are the managing members and executive officers of GSI II. Robert F. Cummings, Jr., Mr. Eckert, Mr. Hamwee, Mr. Hayden, Andrew Wagner and Joseph H. Wender are the stockholders and executive officers of Active Partners. Each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund received their respective Common Shares on or about May 1, 2006 in respect of the shares each such entity previously held in RAM Holdings II, Ltd. (“RAM II”) pursuant to the amalgamation of RAM II with RAM Holdings and related transactions as described in the RAM Holdings’ registration statement on Form S-1 (333-131763) filed with the Securities and Exchange Commission on February 10, 2006, as amended. Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group became the owner of all the outstanding capital stock of GSCP Inc., Holdings became the owner of all the Class A Common Stock of GSC Group, Active Partners became the general partner of Holdings and Messrs. Cummings, Eckert, Hamwee, Hayden, Wagner and Wender became stockholders and executive officers of Active Partners. For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of GSI II, GSCP, L.P., GSCP, Inc., GSC Group, Holdings, Active Partners, and Messrs. Abell, Cummings, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Wender, and Ms. Vanden Beukel by virtue of their relationships with Greenwich II, TRV, Greenwich Employees and Greenwich Fund, may be deemed to have shared voting and investment power over, and to be the indirect beneficial owners of, the 3,250,000 Common Shares owned in the aggregate by Greenwich II, TRV, Greenwich Employees and Greenwich Fund, representing 11.9% of the Common Shares outstanding. Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of each such entity’s and individual’s pecuniary interest in the Common Shares.

(3)

BAS Capital Funding Corporation, an affiliate of Banc of America Securities LLC, owns a 99.5% limited partnership interest in CIVC Sidecar Fund, L.P., or CIVC Sidecar Fund. The general partner of CIVC Sidecar Fund is CIVC GP Sidecar Fund, L.P., which has sole voting and dispositive power over BAS Capital Funding Corporation’s limited partnership interest in CIVC Sidecar Fund. CIVC Sidecar GP, LLC is the general partner of CIVC GP Sidecar Fund, LP. Each of Messrs. Christopher J. Perry, Daniel G. Helle and Marcus D. Wedner is a managing member of CIVC Sidecar GP, LLC and collectively are a majority of the limited partnership interest of CIVC GP Sidecar Fund, LP. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above individual’s relationship with CIVC Sidecar Fund, CIVC GP Sidecar Fund, LP and CIVC Sidecar GP, LLC, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of the Company owned by CIVC Sidecar Fund. Each of the above entities and individuals disclaims beneficial ownership of the Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in the Company’s common shares. Michael J. Miller, a partner of CIVC Partners, was a director of our company from 2002 to May 2006.

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(4)

The address of the beneficial owner is 5405 2 Morgan Hill Road, South Woodstock, Vermont 05071. 2,453,048 common shares of RAM Holdings are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Each of Steven J. Tynan, the chairman of our board of directors, and James L. Zech are the managers of High Ridge Capital LLC. For the purposes of Rule 13d-3 under the Exchange Act, by virtue of each of the above entity’s and individual’s relationship with High Ridge Capital Partners Limited Partnership, each may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the common shares of the Company owned by High Ridge Capital Partners Limited Partnership. Each of the above entities and individuals disclaims beneficial ownership of the Company’s common shares except to the extent of each entity’s and individual’s pecuniary interest in the Company’s common shares.

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DESCRIPTION OF SHARE CAPITAL

The following summary of our share capital is qualified by the provisions of our memorandum of association, our amended and restated bye-laws, the certificate of designations for our preference shares, and the amended and restated shareholders agreement among substantially all of our existing shareholders. These documents have previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our authorized share capital consists of 90,000,000 common shares of par value $0.10 per share and 10,000,000 preference shares of par value $0.10 per share. As of May 24, 2007, 27,238,397 common shares and 75,000 preference shares are issued and outstanding.

Common Shares

Except as described below, our common shares will have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any issued and outstanding preferred shares, including the Series A Preference Shares discussed below. All of the common shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors.

Preference Shares

Subject to certain limitations contained in our bye-laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption/repurchase (including sinking fund provisions), redemption/repurchase prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders.

On December 14, 2006, we issued 75,000 non-cumulative preference shares, Series A, US$0.10 par value per share, or the Series A Preference Shares. The Series A Preference Shares have a liquidation preference of $1,000 per share. Dividends on the Series A Preference Shares will be payable on a non-cumulative basis, only when, as and if declared by our board of directors (or a duly authorized committee thereof) out of lawfully available funds for the payment of dividends under Bermuda law, semi-annually on the 15th day of June and December of each year, beginning on June 15, 2007 and ending on December 15, 2016. These dividends will accrue with respect to a particular semi-annual dividend period, on the liquidation preference amount, at an annual rate of 7.5%. After December 15, 2016, if the Series A Preference Shares have not been redeemed or repurchased, dividends on the Series A Preference Shares will be payable, only when, as and if declared by our board of directors (or a duly authorized committee thereof) out of lawfully available funds for the payment of dividends under Bermuda law, quarterly on the 15th day of March, June, September and December of each year, beginning on March 15, 2017. These dividends will accrue with respect to a particular quarterly dividend period, on the liquidation preference amount, at an annual rate equal to three-month LIBOR, as defined in the Certificate of Designations setting forth the terms of the Series A Preference Shares, plus 3.557%. No dividends may be declared or paid on our common shares unless the full dividends on the Series A Preference Shares for the latest completed dividend period have been declared and paid (or declared and a sum sufficient for payment has been set aside). We are required to redeem the Series A Preference Shares in whole on December 15, 2066 at a redemption price of $1,000 per share, plus declared and unpaid

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dividends, if any, and we have the option to redeem the Series A Preference Shares before such date at a redemption price per share equal to the $1,000 liquidation preference, plus declared and unpaid dividends, if any, plus any applicable make-whole premium. On and after December 15, 2016, we may, at our option, redeem the Series A Preference Shares at the $1,000 liquidation preference plus any declared and unpaid dividends without paying a make-whole premium. This summary of the Series A Preferred Shares is qualified in its entirety by reference to the certificate of designations of the Series A Preference Shares, a copy of which is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 and is incorporated herein by reference.

Voting Rights

In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote at all meetings of shareholders. However, if, and for so long as, the shares of a shareholder are treated as “controlled shares” of any U.S. Person other than The PMI Group, Inc., or PMI, and such controlled shares constitute more than 9.9% of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of 9.9%, under a procedure specified in our bye-laws. The procedure is applied repeatedly until the voting power of all such U.S. Persons (that is, 9.9% U.S. Shareholders) has been reduced to 9.9%. Further, except as set forth below, our board of directors may deviate from the foregoing principles when it deems it appropriate to do so (i) to avoid the existence of any 9.9% U.S. Shareholders, or 24.5% U.S. Shareholders (as defined below) or (ii) to avoid a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. “Controlled shares” includes, among other things, all shares of the Company that a person is deemed to own directly, indirectly or constructively (within the meaning of sections 957 and 958 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code). In addition, at any time that the controlled shares of PMI constitute (i) more than 9.9% of the voting power conferred by our issued shares and (ii) 24.5% or more of either the voting power or value of our issued shares (that is, a 24.5% U.S. Shareholder), the voting rights with respect to the controlled shares owned by PMI will be limited to a voting power of 9.9%.

For example, the voting power of shares owned by an investor may be reduced or in certain cases eliminated, if, pursuant to certain constructive ownership rules, shares owned or deemed to be owned by the investor are attributed to another investor or shares owned or deemed owned by another investor are attributed to the investor or the investor is invested in an entity in which another investor invests.

In the event the above voting limitations must be applied in situations as described above, the voting limitation shall apply to PMI only after the limitation has been applied to all other shareholders whose votes are subject to reduction and the voting power held by PMI shall not be reduced to below 9.9% by operation of these provisions.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.9% limitation by virtue of their direct ownership of our shares. Our bye-laws provide that our board of directors will endeavor to inform shareholders of their voting interests prior to any vote to be taken by them.

Our board is authorized to request that any direct or indirect holder of shares provide information as the board may reasonably request for the purpose of determining whether any holder’s voting rights are to be adjusted. If any such holder fails to respond to this request or submits incomplete or inaccurate information, our board may determine that such holders’ shares shall carry no voting rights until such time as our board determines otherwise. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.9% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

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With respect to the election of directors, shareholders have the right to cast votes in the election or appointment of directors on a cumulative basis, meaning they may cast the number of votes for directors equal to the product of the number of shares owned by the shareholder and the number of directors to be elected. Any shareholder wishing to exercise this right must provide notice to our Secretary at least two business days prior to the date of the meeting for election or appointment of directors. If any shareholder has given notice of cumulative voting then all shareholders may cumulate their votes for directors at the relevant meeting. If cumulative voting is in effect, common shares represented by a valid proxy at the meeting will be voted on a cumulative basis and distributed among director nominees in accordance with the judgment of the appointed proxies; provided that no votes of a shareholder will be distributed to a nominee for whom the shareholder voted against or withheld his or her vote.

Restrictions on Transfer of Common Shares

Each transfer of common shares must comply with current BMA rules and regulations or have specific permission from the BMA. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if it appears to the board, after taking into account the effect of any voting power adjustments under our bye-laws, that a non-de minimis adverse tax, regulatory or legal consequence to us, any direct or indirect holder of our shares or its affiliates may occur as a result of such transfer. Transfers must be made by instrument (not in electronic or other form) unless otherwise permitted by the Bermuda Companies Act.

Acquisition of Common Shares by Us

Under our bye-laws and subject to Bermuda law, we may purchase our own shares, provided, however, that such purchase may not be made if the board of directors determines that it would result in a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates.

Issuance of Shares

Subject to our bye-laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights, provided, however, we may not issue such shares if the board of directors determines such issuance may result in a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of shares or its affiliates.

Bye-laws

In addition to the provisions of our bye-laws described above under “—Voting Rights,” the following provisions are a summary of some of the other important provisions of our bye-laws.

Our Board of Directors and Corporate Action. Subject to our bye-laws and Bermuda law, the directors shall be elected or appointed by holders of common shares. Our bye-laws provide that our board of directors shall consist of between 11 and 15 members, as the board of directors may determine. The current board of directors consists of 11 persons. Shareholders may only remove a director for cause at any general meeting and by a vote of a majority of the voting power of all issued and outstanding voting shares (after giving effect to any voting power adjustments under the bye-laws), provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before such meeting. A vacancy created by removal of a director by the shareholders may be filled by a vote of the majority of votes cast (after giving effect to any voting power adjustments under the bye-laws) by the shareholders at the meeting where the vacancy is created. Subject to the right of shareholders mentioned above, any vacancies on the board of directors can be filled by the vote of a majority of the members of the board of directors then in office if the vacancy occurs as a result of death, disability, disqualification, or resignation of a

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director or any other proper cause, including removal, provided that the vacancy is filled within 28 days of its occurrence.

Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting, provided, among other things, that the board has not determined that the use of a resolution in writing would have a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. The quorum necessary for the transaction of business at a meeting of the board of directors shall be fixed by the board of directors and unless so fixed shall be a simple majority of directors then in office present in person or represented by a duly authorized representative.

Our bye-laws provide that our board is authorized to appoint a chairman of the board of directors. In the event that the voting rights of controlled shares owned by PMI are limited to a voting power of 9.9% as described above under “—Voting Rights,” then our bye-laws provide that PMI may appoint the chairman of the board from among the directors then serving on the board of directors. However, PMI may only appoint a director as chairman if PMI voted at least half of the voting power of common shares it owned at the time of the last general meeting of our shareholders for the election of directors in favor of the director it appoints.

Voting of Subsidiary Shares. Our bye-laws provide that if we are required or entitled to vote at a general meeting of our direct non-U.S. subsidiaries, our board of directors shall refer the subject matter of the vote to our shareholders and seek direction from our shareholders as to how we should vote on the resolution proposed by such direct non-U.S. subsidiary. Substantially similar provisions are or will be contained in the bye-laws of RAM Re and the organizational documents of any other of our non-U.S. subsidiaries that we may form in the future.

Shareholder Action. At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the aggregate voting power of our shares shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution; provided that, among other things, the board has not determined that the use of a resolution in writing would have a non-de minimis adverse tax, legal or regulatory consequence to us, any direct or indirect holder of our shares or its affiliates. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws. The following actions shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under our bye-laws): certain business combination transactions and amendments to the bye-laws affecting the provisions on voting power adjustments, election of directors, terms of office of directors, removal of directors, business combinations and amendment of the bye-laws. As noted above, removal of directors from our board requires the vote of a majority of issued and outstanding voting shares.

Advance Notice of Certain Actions. Our bye-laws provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or special general meeting, written notice of such shareholder’s intent to make such a proposal must contain the information required by the bye-laws and must be given and received by us not later than (1) with respect to an annual general meeting, 120 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to a special general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. If a shareholder desires to nominate persons for election as directors at an annual general meeting or special general meeting, written notice of such shareholder’s intent to make such nomination, and must be given and received by us not later than (1) with respect to an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting and (2) with respect to a

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special general meeting, the close of business on the tenth day prior to the meeting at which directors are to be elected.

Amendment. The bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders. See “—Shareholder Action” for a discussion of the vote required for shareholders to amend the bye-laws. In addition, as long as PMI remains a shareholder, the following changes to the bye-laws may only be made with the consent of PMI: (1) amending the voting power adjustments if a change would adversely affect PMI, (2) reducing the size of the board of directors, (3) amending PMI’s right to appoint the chairman of the board of directors, (4) permitting removal of a director for other than cause, (5) amending the cumulative voting provisions and (6) amending the amendment provision.

Anti-Takeover Provisions Concerning Change of Control

Some of the provisions described above could delay or prevent a change of control that our shareholders might consider favorable. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future. For example, our bye-laws contain the following provisions that could have such an effect:

•

shareholders are required to provide us with advance notice of shareholder nominations and proposals to be brought before any general meeting of shareholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal;

•	shareholders have limited rights to remove directors;

•

our board of directors may issue preference shares, without shareholder approval, with voting and conversion rights that could adversely affect the voting power or other rights of holders of our common shares;

•

any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.9%, or in certain cases 24.5%, of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.9% of the total voting rights; and

•

our directors may, in their discretion, decline to record the transfer of any common shares on our share register, if the directors have made a determination that such transfer may result in any non-de-minimis tax, legal or regulatory consequences to us, our subsidiaries or our shareholders or if they are not satisfied that all required regulation approvals for such transfer have been obtained.

Differences in Corporate Law

You should be aware that the Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Bermuda Companies Act applicable to us (including modifications adopted pursuant to our bye-laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors. Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements: (1) a duty to act in good faith in the best interests of the company; (2) a duty not to make a personal profit from opportunities that arise from the office of director; (3) a duty to avoid conflicts of interest; and (4) a duty to exercise powers for the purpose for which such powers were intended. The Bermuda Companies Act also imposes a duty on directors and

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officers of a Bermuda company, to act honestly and in good faith, with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Bermuda Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Bermuda Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Bermuda Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts with respect to such interested director’s relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to

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shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, RAM Re’s ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See “Dividend Policy” and “Regulation.” Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit us and would be conducive to attaining our objectives contained within our memorandum of association. We may, with the approval of at least 66% of the issued and outstanding voting shares at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda; provided that if our board of directors has approved the amalgamation, then approval of a majority of votes cast by our shareholders at a general meeting at which a quorum is present will authorize the amalgamation. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from the board of directors and shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

Shareholders’ Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent,

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which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals. Under Bermuda law, the Bermuda Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which

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nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders Meetings; Approval of Corporate Matters by Written Consent. Under our bye-laws, a special general meeting may be called by our President or by our Chairman or by the board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of RAM Holdings as provided by the Bermuda Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye- laws to call a special meeting of shareholders. Under Bermuda law, the Bermuda Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company’s stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

Amendment of Bye-Laws. Consistent with the Bermuda Companies Act, RAM Holdings’ bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of our board of directors and by a resolution of our shareholders. Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

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Staggered Board of Directors. Under Bermuda law, the Bermuda Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Shareholders Agreement

All of the holders of our common shares that were shareholders immediately prior to our initial public offering are parties to a Shareholders Agreement. Investors who purchase our shares in this offering will neither be subject to the requirements of the Shareholders Agreement nor have any rights under the Shareholders Agreement. The following is a summary of some of the important provisions of the Shareholders Agreement:

Registration Rights. Subject to obtaining all approvals required by Bermuda governmental authorities and to compliance with applicable provisions of the Bermuda Companies Act, the parties to the Shareholders Agreement shall have the right to require us to register all or part of our common shares held by such shareholders pursuant to an underwritten public offering, subject to the following limitations: (i) certain requirements as to the size of the demand are met for all shareholders who are party to the Shareholders Agreement except PMI, (ii) in connection with the demand, the common shares to be offered must have an aggregate offering price of at least $25 million (based on the then-current market price, or offering price if there has been no initial public offering of our common shares), (iii) our right to delay the registration for a period not to exceed 60 days if either we are proceeding with an offering and in the judgment of the managing underwriter for our offering, the requested registration would have an adverse effect on our proposed offering or we are in possession of material non-public information that our board has determined would not be in our best interests to disclose publicly, (iv) we will not be required to effect a registration under the Shareholders Agreement to the extent required by a managing underwriter in an underwritten public offering, during a period not to exceed 180 days (in the case of this offering) or 90 days (in the case of all other offerings), from the effectiveness of any previous registration statement filed by us, (v) we are not required to give effect to such rights more than four times, subject to PMI having the right to demand one or two additional registrations in certain circumstances, and (vi) such rights will be subject to customary cutback provisions. Our ability to not file or to delay the filing of a registration will be, in certain circumstances, limited to twice per any 12-month period.

We will pay all expenses (other than underwriting commissions and discounts and transfer taxes relating to the shares to be sold by the shareholders), including legal and accounting fees and expenses, for the registration. Holders of our common shares also have customary incidental registration rights. Other customary registration rights provisions apply, including indemnification and contribution provisions as permitted by Bermuda law.

If the size of a requested registration of our shares in accordance with the rights described above exceeds the largest number of securities which can be sold without having an adverse effect on this offering (in the view of the managing underwriter), the number of securities to be registered shall be allocated on a pro rata basis (subject to adjustment).

Pursuant to the Shareholders Agreement, the shareholders will also have certain incidental registration rights in the event that we at any time propose to register any of our shares or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, our shares, subject to the exceptions listed therein.

If the registration of shares pursuant to the rights described shall be in connection with an underwritten public offering:

•

the shareholders whose shares are to be registered in any given offering have agreed that, subject to certain conditions and exceptions, they will not effect any sale or distribution of their remaining shares or any other of our equity securities or any security convertible into or exchangeable or exercisable for any of our equity securities for a period of ten days prior to

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the date of the effectiveness of the relevant registration statement until 90 days following such date; and

•

we have agreed, subject to certain conditions and exceptions, not to effect any public sale or distribution of any of our equity securities or of any other security convertible into or exchangeable or exercisable for any of our equity securities for a period of ten days prior to the date of the effectiveness of the relevant registration statement until 90 days following such date.

Pre-emptive Rights of PMI. The Shareholders Agreement provides that in the event we propose to issue new voting shares, excluding shares issued in any stock split, recapitalization or similar transaction where shares are issued proportionately to all shareholders, we will provide PMI with notice of the proposed issuance and PMI has the option to purchase from us new voting shares up to the amount needed to maintain its then-existing voting percentage ownership after giving effect to the issuance. If we are issuing new voting shares for cash, PMI shall pay the same price as we are receiving in the issuance. If we are issuing new shares for consideration other than cash, PMI shall pay the fair market value for such shares. PMI’s preemptive right will terminate on the first business day following any one-year period during which PMI’s voting percentage ownership remained equal to less than 18% and will terminate immediately in the event PMI ceases to own any of our common shares.

This summary of the Shareholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Shareholders Agreement.

Listing

Our common shares are listed on The Nasdaq Global Market under the trading symbol “RAMR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is The Bank of New York, whose principal executive office is located at 1 Wall Street, New York, New York 10286.

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MATERIAL TAX CONSIDERATIONS

The following summary of our taxation and the taxation of our shareholders is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could be retroactive in effect and affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) “Taxation of RAM Holdings and RAM Re—Bermuda” and “Taxation of Shareholders—Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman, our Bermuda counsel and (ii) “Taxation of RAM Holdings and RAM Re—United States” and “Taxation of Shareholders—United States Taxation” is based upon the advice of Clifford Chance US LLP, New York, New York. The advice of such firms does not include any factual or accounting matters, determinations or conclusions including amounts and computations of RPII (as defined below) and amounts or components thereof or facts relating to our business or activities. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. The advice of Clifford Chance US LLP relies upon and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made by RAM Holdings and RAM Re concerning their respective businesses, properties, ownership, organization, source of income and manner of operation, including any forward looking statements, beliefs, intentions or expectations with respect to such businesses or activities. Statements contained herein as to the beliefs, expectations and conditions of RAM Holdings and RAM Re as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING OUR COMMON SHARES.

Taxation of RAM Holdings and RAM Re

Bermuda

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. RAM Holdings and RAM Re have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to RAM Holdings and RAM Re or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. RAM Holdings and RAM Re could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to RAM Holdings and RAM Re. RAM Holdings and RAM Re each pay annual Bermuda government fees, and RAM Re pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States

The following discussion is a summary of all material U.S. tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual

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determination. Because the Code, regulations and court decisions fail to definitively identify activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that RAM Holdings and/or RAM Re are or will be engaged in a trade or business in the United States for U.S. federal income tax purposes. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it files a U.S. federal income tax return. RAM Re does not intend to file protective U.S. federal income tax returns. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax.

If RAM Re is entitled to benefits under the insurance income tax treaty between the United States and Bermuda, which we refer to as the Bermuda Treaty, RAM Re would not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. RAM Re currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that RAM Re will be eligible for Bermuda Treaty benefits immediately following this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of RAM Holdings’ shareholders. RAM Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, RAM Holdings and RAM Re have conducted and intend to conduct substantially all of their operations outside the United States and to limit their U.S. contacts so that neither RAM Holdings nor RAM Re should be treated as engaged in the conduct of a trade or business in the United States.

Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If RAM Re is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of RAM Re’s investment income to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If RAM Re is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of RAM Re’s investment income could be subject to U.S. federal income tax.

Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to a U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The Bermuda Treaty does not reduce the U.S. federal withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States, subject to exemption

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by applicable treaties. The rates of tax applicable to premiums paid to RAM Re are 4% for casualty insurance premiums and 1% for reinsurance premiums.

Taxation of Shareholders

Bermuda Taxation

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax or other tax payable by holders of the common shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common shares in this offering, who do not own (directly, indirectly through foreign entities or “constructively”) shares of RAM Holdings or RAM Re prior to this offering and who hold their common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, except as disclosed below, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, investors in pass through entities, persons who are considered with respect to any of us as “United States shareholders” for purposes of the CFC rules of the Code (generally, and except as specifically discussed below, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of RAM Holdings or RAM Re shares entitled to vote (that is, 10% U.S. Shareholders)), or persons who hold their shares as part of a hedging or conversion transaction or as part of a short- sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government. Persons considering making an investment in our shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making such investment.

If a partnership holds our common shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means: (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Dividends. Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to the common shares

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will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of RAM Holdings (as computed using U.S. tax principles). We believe that dividends paid by us to non-corporate holders on our common shares before 2011 should be eligible for reduced rates of tax up to a maximum of 15% as “qualified dividend income,” because our common shares should be treated as readily tradable on an established securities market in the United States. Whether a dividend paid by RAM Holdings is eligible for the reduced rate of tax is also dependent on certain other factors including the length of time the U.S. Person has held our shares. Qualified dividend income is subject to tax at long-term capital gain rates. Dividends paid by us to corporate holders will not be eligible for the dividends received deduction. To the extent such distributions exceed RAM Holdings’ earnings and profits, they will be treated first as a return of the shareholder’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset.

Classification of RAM Holdings or RAM Re as CFCs. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (that is, “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day of the taxable year of such corporation, which we refer to as the 50% CFC Test. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned (directly, indirectly through foreign entities or constructively) by 10% U.S. Shareholders on any day of the taxable year of such corporation, which we refer to as the 25% CFC Test, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts (other than certain insurance or reinsurance related to same country risks written by certain insurance companies not applicable here), exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. Moreover, RAM Re may be characterized as a CFC even if, based on the nominal voting power attributable to its shares, it avoids CFC characterization under the 50% CFC Test in the case of RAM Holdings and the 25% CFC Test in the case of RAM Re if, based on the facts and circumstances, U.S. Persons who are not 10% U.S. Shareholders based on the nominal voting power attributable to the shares of RAM Holdings or RAM Re owned by such U.S. Persons exercise control over RAM Holdings or RAM Re disproportionate to their nominal voting power in such a manner that RAM Holdings or RAM Re should be considered a CFC under the 50% CFC Test or 25% CFC Test, as applicable.

We believe, subject to the discussion below, that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in “Description of Share Capital”) and other factors, no U.S. Person who acquires common shares in this offering directly or indirectly through foreign entities and that did not own (directly, indirectly through foreign entities, or constructively) shares of RAM Holdings or RAM Re prior to this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of RAM Holdings or RAM Re. We note that the provisions in our organizational documents that limit voting power could reduce or eliminate an investor’s voting power in circumstances in which, pursuant to certain constructive ownership rules, shares owned or deemed owned by the investor are attributed to another investor or shares owned or deemed owned by another investor are attributed to the investor or the investor is invested in an entity in which another investor invests. However, neither we nor investors may be aware of circumstances in which shares may be so attributed in order to

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timely effectuate these provisions. In addition, the IRS could challenge the effectiveness of the provisions in our organizational documents and a court could sustain such a challenge. Accordingly, no assurance can be given that a U.S. Person who acquires common shares in this offering will not be characterized as a 10% U.S. Shareholder.

The RPII CFC Provisions. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns RPII. The following discussion generally is applicable only if the RPII of RAM Re, determined on a gross basis, is 20% or more of its gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which RAM Re’s RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, we believe that RAM Re met the 20% Ownership Exception in prior years of operation and will meet the 20% Ownership Exception for each tax year for the foreseeable future. Additionally, as RAM Holdings is not licensed as an insurance company we do not anticipate that RAM Holdings will have insurance income, including RPII.

RPII is any insurance income (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is an RPII shareholder (as defined below) or a related person (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. The term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of RAM Holdings’ or RAM Re’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a related person with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. RAM Re will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of RAM Re by vote or value.

RPII Exceptions. The special RPII rules do not apply to RAM Re if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of RAM Re, which we refer to as the 20% Ownership Exception, (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of RAM Re for the taxable year, which we refer to as the 20% Gross Income Exception, (iii) RAM Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) RAM Re elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. RAM Re does not intend to make these elections. Where none of these exceptions applies to RAM Re, each U.S. Person owning directly or indirectly through foreign entities, any shares in RAM Holdings (and therefore indirectly, in RAM Re) on the last day of RAM Re’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of RAM Re for the portion of the taxable year during which RAM Re was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of RAM Re’s current- year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. RAM Re intends to operate in a manner that is intended to ensure that it qualifies for the 20% Ownership Exception; however, it is possible that we will not be successful in qualifying under this exception. RAM Re has not qualified for the 20% Gross Income Exception in recent prior years, and it is unclear whether RAM Re will qualify for the 20% Gross Income Exception in the future.

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Computation of RPII. In order to determine how much RPII RAM Re has earned in each taxable year (for purposes of providing this information to RPII shareholders), RAM Re may obtain and rely upon information from its insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of RAM Re and are U.S. Persons. RAM Re may not be able to determine whether any of its underlying direct or indirect insureds are RPII shareholders or related persons to such RPII shareholders. Consequently, RAM Re may not be able to determine accurately the gross amount of RPII it earns in a given taxable year or whether the 20% Ownership Exception is met. For any year in which the 20% Ownership Exception does not apply and the 20% Gross Income Exception is not met, RAM Holdings may also seek information from its shareholders as to whether beneficial owners of RAM Re shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent RAM Holdings is unable to determine whether a beneficial owner of RAM Re shares is a U.S. Person, RAM Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, for each taxable year RAM Re meets the 20% Ownership Exception, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Holders. Every RPII shareholder who directly or indirectly owns shares of RAM Re on the last day of any taxable year of RAM Re in which the 20% Ownership Exception does not apply to RAM Re and the 20% Gross Income Exception is not met should expect that for such year the RPII Shareholder will be required to include in gross income its share of RAM Re’s RPII for the portion of the taxable year during which RAM Re was a CFC under the RPII provisions, whether or not distributed, even though such shareholders may not have owned the shares throughout such period. A RPII shareholder who owns RAM Re shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of RAM Re’s RPII.

Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII provisions by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to RAM Re is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in common shares should consult his tax advisor as to the effects of these uncertainties.

Basis Adjustments. U.S. Person’s tax basis in its shares will be increased by the amount of any CFC income (including RPII) that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by RAM Holdings out of previously taxed CFC income. The shareholder’s tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

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Dispositions of Common Shares. Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, U.S. holders of common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of common shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and will generally constitute “passive income” for foreign tax credit limitation purposes.

Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that, because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, no U.S. shareholder of RAM Holdings who purchases stock in this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of RAM Holdings; to the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, RAM Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception is met or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of common shares because RAM Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income,” which we call the 75% test or (ii) 50% or more of its assets produce (or are held for the production of) passive income, which we call the 50% test.

If RAM Holdings were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such person is a 10% U.S. Shareholder or made a “qualified electing fund election,” or a “mark-to -market election.” It is uncertain whether RAM Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. A U.S. Person may elect mark-to-market treatment for its shares, provided the shares, for purposes of the rules, constitute “marketable stock” as defined in Treasury Regulations. In general, a U.S. Person electing the mark-to-market regime would compute gain or loss at the end of each taxable year as if the shares had been sold at fair

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market value or on an actual sale, which gain would generally be ordinary income. A market-to-market election is generally irrevocable. In addition, if RAM Holdings were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a “step-up” in the basis of their shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to the generally applicable U.S. federal income tax and an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. In addition, a distribution paid by a PFIC to U.S. Shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as qualified dividend income.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it “received directly its proportionate share of the income...” and as if it “held its proportionate share of the assets...” of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, RAM Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of RAM Re for purposes of the 75% test and the 50% test. We expect that the income and assets of RAM Holdings other than the income generated by RAM Re and the assets held by RAM Re will be de minimis in each year of operations with respect to the overall income and assets of RAM Holdings and RAM Re.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that RAM Re will be predominantly engaged in the active conduct of an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, the Insurance Company Exception should apply to RAM Re, and none of the income or assets of RAM Re should be treated as passive. As a result, based upon the look-through rule, we believe that RAM Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. Persons may wish to consider filing a protective statement for the first taxable year during which any equity interest in RAM Holdings is acquired to preserve their ability to make retroactive QEF elections in the event RAM Holdings and/or one or more of its non-U.S, subsidiaries were to be treated as PFICs. Prospective investors should consult their tax advisor as to the effects of the PFIC rules and the desirability of filing a protective statement.

Foreign Tax Credit. Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the subpart F income, RPII and dividends that are foreign source income will constitute either “passive” or “general” income for foreign tax credit limitation purposes. Thus, it may not be

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possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Under certain circumstances, U.S. Persons who own (directly or indirectly) shares in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which RAM Holdings determines that the 20% Gross Income Exception is not met and the 20% Ownership Exception does not apply, RAM Holdings will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Information returns may be filed with the IRS in connection with distributions on the common shares and the proceeds from a sale or other disposition of the common shares unless the holder of the common shares establishes an exemption from the information reporting rules. A holder of common shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

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PLAN OF DISTRIBUTION

Any of the selling shareholders (including pledgees, donees, transferees or other successors in interest) may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the selling shareholders so that those common shares may be freely sold to the public by the selling shareholders. Registration of the common shares covered by this prospectus does not mean, however, that those common shares necessarily will be offered or sold. The timing and amount of any sale is within the sole discretion of each selling shareholder. We will not receive any proceeds from any sale by the selling shareholders of the common shares. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus. We also have agreed in the Shareholders’ Agreement to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling shareholders may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the NASDAQ Global Market (or any other exchange in which the shares may be listed);

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

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Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

In compliance with NASD guidelines, the maximum compensation to the underwriters or agents in connection with the sale of common shares pursuant to this prospectus will not exceed 8% of the aggregate total offering price to the public of the common shares as set forth on the cover page of any applicable prospectus supplement or other offering material. It is anticipated that the maximum compensation to be received in connection with the sale of the common shares will be significantly less than 8% of the total offering price to the public as set forth on the cover page of any applicable prospectus supplement or other offering material.

Some of the common shares covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus or pursuant to other available exemptions from the registration requirements of the Securities Act.

If any underwriters are involved in the offer and sale of common shares, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common shares or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common shares in connection with the offering, i.e., if it sells more common shares than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common shares in the open market. In general, purchases of common shares to reduce a short position could cause the price of the common shares to be higher than it might be in the absence of such purchases.

We and the selling shareholders may enter into agreements with agents, underwriters and dealers under which we and the selling shareholders may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling shareholders may also sell shares short after the effective date of the registration statement of which this prospectus is a part and may deliver the common shares described in this prospectus to close out their short positions, or loan or pledge the common shares to broker-dealers that may in turn sell these shares. The selling shareholders may engage in option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares described in the prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.)

Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us, the selling shareholders or any of our or their affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain matters as to U.S. law in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2006 and for the period then ended incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so included in reliance on the report PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file in the SEC’s Public Reference Room, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at, 1735 K Street, Washington, D.C. 20006. You may also obtain our SEC filings from the SEC’s website at http//www.sec.gov. Our SEC filings are also available on our website at www.ramre.com. The information contained on, or accessible through, our website does not constitute a part of this prospectus.

This prospectus is part of a registration statement of Form S-3 (including the exhibits, schedules, and amendments to the registration statement) we have filed with the SEC under the Securities Act with respect to the common shares. The prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common shares, we refer you to the registration statement and to its exhibits and schedules. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished in a Current Report on Form 8-K under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus) after the initial filing of the registration statement that contains this prospectus and until all of the common shares covered by this prospectus are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Report on Form 8-K filed on February 26, 2007;

•	The definitive proxy statement on Schedule 14A filed on March 29, 2007; and

•	The description of our common shares contained in the Registration Statement on Form 8-A filed on May 1, 2006.

You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Corporate Secretary
RAM Holdings Ltd.
46 Reid Street
Hamilton HM 12 Bermuda
Telephone: (441) 296-6500

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ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against us, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, our U.S. agent, irrevocably appointed for that purpose.

Uncertainty exists as to whether courts of Bermuda will enforce judgments obtained in other jurisdictions (including the U.S.) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Further there is no treaty in effect between the U.S. and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

The BMA has granted its permission for the issue and subsequent transfer of our common shares being offered pursuant to this prospectus, as long as the shares are listed on the NASDAQ Global Market, to and among persons who are resident and non-resident of Bermuda for exchange control purposes. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Bermuda Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

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4,649,721 Shares

RAM Holdings Ltd.
Common Shares

Prospectus Supplement
 , 2007

Banc of America Securities LLC
Keefe, Bruyette & Woods
Fox-Pitt, Kelton
Piper Jaffray